                                  SCHEDULE 14A

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

     Filed by the registrant [X]

     Filed by a party other than the registrant [ ]

     Check the appropriate box:

     [ ] Preliminary proxy statement.       [ ] Confidential, for use of the
                                                Commission only (as permitted by
                                                Rule 14a-6(e)(2)).

     [X] Definitive proxy statement.

     [ ] Definitive additional materials.

     [ ] Soliciting material pursuant to Section 240.14a-12

                               INPUT/OUTPUT, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

Payment of filing fee (check the appropriate box):

     [X] No fee required.

     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
         0-11.

     (1) Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------

     (2) Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------

     (4) Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------

     (5) Total fee paid:

--------------------------------------------------------------------------------

     [ ] Fee paid previously with preliminary materials.
--------------------------------------------------------------------------------

     [ ] Check box if any part of the fee is offset as provided by Exchange Act
         Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount Previously Paid:

--------------------------------------------------------------------------------

     (2) Form, Schedule or Registration Statement No.:

--------------------------------------------------------------------------------

     (3) Filing Party:

--------------------------------------------------------------------------------

     (4) Date Filed:

--------------------------------------------------------------------------------

                               INPUT/OUTPUT, INC.
                             12300 PARC CREST DRIVE
                              STAFFORD, TEXAS 77477
                                 (281) 933-3339

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD JUNE 11, 2003

To the Stockholders of Input/Output, Inc.

         The 2003 Annual Meeting of Stockholders of Input/Output, Inc. will be held at I/O's auditorium at 12200 Parc Crest Drive, Stafford, Texas 77477, on Wednesday, June 11, 2003, at 9:00 a.m. Central Time for the following purposes:

         (1) election of two directors for a three-year term expiring in 2006;

         (2)      approval of the Input/Output, Inc. 2003 Stock Option Plan;

         (3) ratification of the appointment of PricewaterhouseCoopers LLP as I/O's independent auditors for 2003; and

         (4) transaction of any other business that may properly come before the Annual Meeting or any adjournment or postponement of the meeting.

         I/O's Board of Directors set April 16, 2003, as the record date for the meeting. This means that owners of Common Stock at the close of business on that date are entitled to:

         o        receive this notice of meeting; and

         o vote at the meeting and any adjournments or postponements of the meeting.

         We will make available a list of stockholders as of the close of business on April 16, 2003, for inspection during normal business hours from June 1 through June 11, 2003, at I/O's principal place of business, 12300 Parc Crest Drive, Stafford, Texas 77477. This list will also be available at the meeting.

         YOUR VOTE IS VERY IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, WE ENCOURAGE YOU TO READ THE PROXY STATEMENT. FURTHER, TO BE SURE YOUR VOTE COUNTS AND ASSURE A QUORUM, PLEASE SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING.

                                    By Order of the Board of Directors



                                    Brad Eastman
                                    Vice President, Chief Administrative Officer and Secretary


Stafford, Texas
April 30, 2003

                               INPUT/OUTPUT, INC.
                             12300 PARC CREST DRIVE
                              STAFFORD, TEXAS 77477

                                                                  April 30, 2003

                                 PROXY STATEMENT
                       FOR ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD JUNE 11, 2003

         Our Board of Directors is furnishing you this proxy statement to solicit proxies on its behalf to be voted at the 2003 Annual Meeting of Shareholders of Input/Output, Inc. ("I/O"). The meeting will be held at our Auditorium at 12200 Parc Crest Drive, Stafford, Texas, on June 11, 2003, at 9:00 a.m., local time. The proxies also may be voted at any adjournments or postponements of the meeting.

         The mailing address of our principal executive offices is 12300 Parc Crest Drive, Stafford, Texas 77477. We are first sending the proxy materials to stockholders on April 30, 2003.

         All properly executed written proxies that our stockholders deliver pursuant to this solicitation will be voted at the meeting in accordance with the directions given in the proxy, unless the proxy is revoked before the meeting.

         Only owners of record of our shares of Common Stock at the close of business on April 16, 2003, are entitled to vote at the meeting, or at adjournments or postponements of the meeting. Each owner of Common Stock on the record date is entitled to one vote for each share of Common Stock held. On April 16, 2003, there were 51,250,906 shares of Common Stock issued and outstanding.

                                ABOUT THE MEETING

         WHAT IS A PROXY?

         It is your legal designation of another person to vote the stock you own. That other person is called a proxy. If you designate someone as your proxy in a written document, that document also is called a proxy or a proxy card. Our Board of Directors has designated James M. Lapeyre, Jr. and Larry E. Denver as proxies for the 2003 Annual Meeting of Stockholders.


         WHAT IS A PROXY STATEMENT?

         It is a document the regulations of the Securities and Exchange Commission require us to give you when we ask you to sign a proxy card designating James M. Lapeyre, Jr. and Larry E. Denver each as proxies to vote on your behalf.

         WHAT IS THE DIFFERENCE BETWEEN A STOCKHOLDER OF RECORD AND A STOCKHOLDER WHO HOLDS STOCK IN STREET NAME?

         o If your shares are registered in your name, you are a stockholder of record.

         o If your shares are in the name of your broker or bank, your shares are held in street name.

         WHAT DIFFERENT METHODS CAN YOU USE TO VOTE?

         (a)      In Writing: All stockholders can vote by written proxy card.

         (b) By Telephone and Internet. Street name holders may vote by telephone or the Internet if their bank or broker makes those methods available, in which case the bank or broker will enclose the instructions with the proxy statement. The telephone and Internet voting procedures, including the use of control numbers, are designed to authenticate stockholder's identities, to allow stockholders to vote their shares, and to confirm that their instructions have been properly recorded.

         (c) In Person. All stockholders may vote in person at the meeting. If you are a street name holder who wishes to vote in person, you will need to ask your broker or bank for a legal proxy. You will need to bring the legal proxy with you to the meeting.

         DOES MY VOTE MATTER?

         Absolutely! Corporations are required to obtain stockholder approval for the election of directors and other important matters. Stockholder participation is not a mere formality. Stockholder voting is essential for I/O to continue to function. It is also important that you vote to assure that a quorum is obtained so corporate business can be transacted.

         WHAT IS THE EFFECT OF NOT VOTING?

         It depends on how ownership of your shares is registered. If you are a stockholder of record, your unvoted shares will not be represented at the meeting and will not count toward the quorum requirement. Assuming a quorum is obtained, your unvoted shares will not be treated as a vote for or against a proposal.

         If you own your shares in street name, your broker or bank may represent your shares at the meeting for purposes of obtaining a quorum. As described in the answer to the following question, in the absence of your voting instruction, your broker may or may not vote your shares.

         IF I DON'T VOTE, WILL MY BROKER VOTE FOR ME?

         If you own your shares in street name and you don't vote, your broker may vote your shares in its discretion on some "routine matters." With respect to other proposals, however, your broker may not vote your shares for you. With respect to these proposals, the aggregate number of unvoted shares is reported as the "broker non-vote." "Broker non-vote" shares are counted toward the quorum requirement but they do not affect the determination of whether a matter is approved. Except for the proposal to approve the Input/Output, Inc. 2003 Stock Option Plan, we believe that the proposals set forth in this Proxy Statement are routine matters on which brokers will be permitted to vote unvoted shares.

         WHAT IS THE RECORD DATE AND WHAT DOES IT MEAN?

         The record date for the 2003 Annual Meeting of Stockholders is April 16, 2003. The record date is established by the Board of Directors as required by Delaware law. Owners of Common Stock at the close of business on the record date are entitled:

         (a)      to receive notice of the meeting, and

         (b) to vote at the meeting and any adjournments or postponements of the meeting.

         HOW CAN YOU REVOKE A PROXY?

         A stockholder can revoke a proxy by taking any one of the following three actions:

         (a)      giving written notice to the Secretary of I/O.

         (b)      delivering a later-dated proxy, or

         (c)      voting in person at the meeting.

         WHAT CONSTITUTES A QUORUM?

         The presence, in person or by proxy, of the holders of a majority of the outstanding shares of outstanding Common Stock constitutes a quorum. We need a quorum of stockholders to hold a valid Annual Meeting. If you have signed and returned your proxy card, your votes will be counted toward the quorum. If a quorum is not present, the chairman may adjourn the meeting, without notice other than an announcement at the meeting, until the required quorum is present.

         WHAT ARE YOUR VOTING CHOICES WHEN VOTING FOR DIRECTOR NOMINEES, AND WHAT VOTE IS NEEDED TO ELECT DIRECTORS?

         In voting on the election of two Director nominees to serve until the 2006 Annual Meeting of Stockholders, Stockholders may vote in one of the following ways:

         (a)      in favor of all nominees,

         (b)      withhold votes as to all nominees, or

         (c)      withhold votes as to specific nominees.

         Directors will be elected by a plurality vote of the shares of Common Stock represented and voting at the meeting.

         The Board recommends a vote "FOR" each of the nominees.

         WHAT ARE YOUR VOTING CHOICES WHEN VOTING ON THE PROPOSAL TO APPROVE THE INPUT/OUTPUT, INC. 2003 STOCK OPTION PLAN AND WHAT VOTE IS NEEDED TO APPROVE THAT PLAN?

         In voting on the proposal to approve this plan, stockholders may vote in one of the following ways:

         (a)      in favor of the plan's approval,

         (b)      against the plan's approval, or

         (c)      abstain from voting on the plan's approval.

         The proposal to approve the Input/Output, Inc. 2003 Stock Option Plan will require the approval of a majority of the votes cast at the meeting, so long as the total vote cast on the proposal exceeds 50% of the shares of Common Stock outstanding.

         The Board recommends a vote "FOR" this proposal.

         WHAT ARE YOUR VOTING CHOICES WHEN VOTING ON THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT AUDITORS AND WHAT VOTE IS NEEDED TO RATIFY THEIR APPOINTMENT?

         In voting on the ratification of the appointment of PricewaterhouseCoopers LLP as independent auditors, stockholders may vote in one of the following ways:

         (a)      in favor of ratification,

         (b)      against the ratification, or

         (c)      abstain from voting on the ratification.

         The proposal to ratify the appointment of PricewaterhouseCoopers LLP will require approval by a majority of the votes cast by the holders of the shares of Common Stock represented and voting at the meeting.

         The Board recommends a vote "FOR" this proposal.

         WILL ANY OTHER BUSINESS BE TRANSACTED AT THE MEETING? IF SO, HOW WILL MY PROXY BE VOTED?

         We do not know of any business to be transacted at the Annual Meeting other than those matters described in this Proxy Statement. The period specified in I/O's Bylaws for submitting proposals to be considered at the meeting has passed and no proposals were submitted. However, should any other matters properly come before the meeting, and any adjournments or postponements of the meeting, shares with respect to which voting authority has been granted to the proxies will be voted by the proxies in accordance with their judgment.

         WHAT IF A STOCKHOLDER DOES NOT SPECIFY A CHOICE FOR A MATTER WHEN RETURNING A PROXY?

         Stockholders should specify their choice for each matter on the enclosed form of proxy. If no instructions are given, proxies which are signed and returned will be voted FOR the election of all Director nominees, FOR the approval of the 2003 Stock Option Plan, and FOR the proposal to ratify the appointment of PricewaterhouseCoopers LLP.

         HOW ARE ABSTENTIONS AND BROKER NON-VOTES COUNTED?

         Abstentions and broker non-votes will not be included in vote totals and will not affect the outcome of the vote.

         WHAT IS THE DEADLINE FOR SUBMITTING PROPOSALS TO BE CONSIDERED FOR INCLUSION IN THE 2004 PROXY STATEMENT?

         Stockholder proposals requested to be included in I/O's 2004 Proxy Statement must be received by I/O not later than December 30, 2003. Proposals should be directed to Brad Eastman, Corporate Secretary, Input/Output, Inc., 12300 Parc Crest Drive, Stafford, Texas 77477.

         WHAT IS THE DEADLINE FOR SUBMITTING A NOMINATION FOR A DIRECTOR OF I/O FOR CONSIDERATION AT THE ANNUAL STOCKHOLDER MEETING IN 2004?

         A proper director nomination may be considered at I/O's 2004 annual meeting only if the proposal or nomination is received by I/O not later than December 30, 2003. All nominations should be directed to Brad Eastman, Corporate Secretary, Input/Output, Inc., 12300 Parc Crest Drive, Stafford, Texas 77477.

                              ELECTION OF DIRECTORS

                                    (ITEM 1)

         Our stockholders elect approximately one-third of the members of the Board of Directors annually. The Directors are divided into three classes. Each class serves for a period of three years, although occasionally a Director may be elected for a shorter term in order to keep the number of Directors in each class approximately equal. The class of Directors elected at this meeting will serve on the Board until our annual meeting in 2006.

         The terms of Theodore H. Elliott, Jr. and James M. Lapeyre, Jr. will expire at the 2003 Annual Meeting. Mr. Elliott and Mr. Lapeyre have each been nominated to stand for reelection at the meeting to hold office until our 2006 Annual Meeting and until his successor is elected and qualified.

         We have no reason to believe that any of the nominees will be unable or unwilling to serve if elected. However, if any nominee should become unable or unwilling to serve for any reason, proxies may be voted for another person nominated as a substitute by the Board of Directors, or the Board of Directors may reduce the number of Directors.

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF THEODORE
H. ELLIOTT, JR. AND JAMES M. LAPEYRE, JR.

NOMINEES FOR ELECTION FOR TERM EXPIRING IN 2006

THEODORE H. ELLIOTT, JR.                              Director since 1987
                                                      Age 67

Mr. Elliott is Chairman of Prime Capital Management Co. Inc., a Darian, Connecticut venture capital company.

Chairman of the Audit Committee of the Board of Directors of I/O.



JAMES M. LAPEYRE, JR.                                 Director since 1998
                                                      Age 50

Mr. Lapeyre has been the Chairman of our Board of Directors since 1999. Mr. Lapeyre has been President of Laitram L.L.C. ("Laitram") and its predecessors since 1989. Laitram is a privately owned, New Orleans-based manufacturer of food processing equipment and modular conveyor belts. We bought our marine positioning products business from Laitram in 1998.

Chairman of the Governance Committee and a member of the Audit and Compensation Committees of the Board of Directors.



INCUMBENT DIRECTORS - TERM EXPIRING IN 2004

TIMOTHY J. PROBERT                                    Director since 2000
                                                      Age 51

Mr. Probert is the Senior Vice President - Drilling and Evaluation of Halliburton Company, a leading provider of products and services to the petroleum and energy industries. Prior to joining Halliburton in February, 2003, Mr. Probert served as I/O's President and Chief Executive Officer from March, 2000. Mr. Probert spent 27 years with various operating units of Baker Hughes Incorporated, a leading provider of drilling formation, evaluation, completion and production products and services to the worldwide oil and gas industry, most recently as president of Baker Hughes' INTEQ division, one of the leading providers of technical solutions to the drilling and production sectors of the energy industry.

FRANKLIN MYERS                                        Director since 2001
                                                      Age 50

Mr. Myers is Senior Vice President of Finance and Chief Financial Officer of Cooper Cameron Corporation, a leading international manufacturer of oil and gas pressure control equipment. Mr. Myers has been Senior Vice President at Cooper Cameron since 1995 and served as General Counsel and Secretary of Cooper Cameron from 1995 to 1999, as well as president of Cooper Cameron's Cooper Energy Services Division from 1998 until 2002. Prior to joining Cooper Cameron, Mr. Myers was Senior Vice President and General Counsel of Baker Hughes Incorporated.

Chairman of the Compensation Committee and member of the Audit and Governance Committees of the Board of Directors.



INCUMBENT DIRECTORS - TERM EXPIRING IN 2005

ROBERT P. PEEBLER                                     Director since 1999
                                                      Age 55

Mr. Peebler is I/O's President and Chief Executive Officer. Prior to joining I/O, Mr. Peebler was President and Chief Executive Officer of Energy Virtual Partners, a company providing asset management services for oil and gas companies. Prior to founding Energy Virtual Partners in April, 2001, Mr. Peebler was Vice President of e-Business Strategy and Ventures of Halliburton. Prior to his appointment as Vice President of Halliburton in 2000, Mr. Peebler was President and Chief Executive Officer of Halliburton's subsidiary Landmark Graphics Corporation. Mr. Peebler continues to serve as the Chairman of the Board of Directors of Energy Virtual Partners. Mr. Peebler also writes and speaks about information technology trends shaping the petroleum exploration and production industry.



SAM K. SMITH                                          Director since 1999
                                                      Age 70

Mr. Smith served as our Chief Executive Officer from 1999 until 2000. Mr. Smith was Chairman of the Board of Landmark Graphics Corporation from 1989 to 1996. Prior to that time, Mr. Smith was a special limited partner at Sevin-Rosen Management, a Texas-based venture capital firm.

OWNERSHIP OF EQUITY SECURITIES IN I/O

         The following table sets forth information as of March 30, 2003, with respect to the number of shares of Common Stock owned by (i) each person known by us to be a beneficial owner of more than 5% of our Common Stock, (ii) each of our Directors, (iii) each of our executive officers named in the Summary Compensation Table included later in this Proxy Statement and (iv) all of our Directors and executive officers as a group.


                                                                                                                      Percentage
                                                                       Common        Rights to        Restricted       of Common
Name                                                                   Stock(1)      Acquire(2)        Stock(3)        Stock(4)
----                                                                  ----------     ----------       ----------      ----------


Royce & Associates, Inc.(5)                                            6,152,600             --               --            12.1%
Laitram, L.L.C.(6)                                                     5,794,000             --               --            11.3%
PRIMECAP Management Company(7)                                         4,871,282             --               --             9.5%
Dimensional Fund Advisors Inc.(8)                                      3,433,050             --               --             6.7%
Steinberg Priest & Sloane Capital Management, LLC(9)                   3,290,414             --               --             6.4%
Daruma Asset Management, Inc.(10)                                      2,954,400             --               --             5.8%
Barclays Global Investors, N.A.(11)                                    2,895,285             --               --             5.7%
ICM Asset Management, Inc.(12)                                         2,794,345             --               --             5.4%
SCF-IV, L.P(13)                                                               --      2,673,517               --             5.0%
James M. Lapeyre, Jr.(14)                                              6,012,666         60,000               --            11.9%
Theodore H. Elliott, Jr                                                   11,000        157,000               --               *
Franklin Myers                                                             7,666         18,333               --               *
Robert P. Peebler                                                          2,340         50,000               --               *
Timothy J. Probert                                                       100,000        165,000               --               *
Sam K. Smith                                                              19,840         60,000               --               *
C. Robert Bunch                                                           35,000        101,250          164,452               *
Larry E. Denver                                                            9,850         13,750           47,921               *
Bjarte Fageraas                                                            4,379         21,250           32,360               *
Kenneth W. Pope                                                           23,333         35,000               --               *
All Directors and Executive Officers as a Group (12 persons)           6,204,010        657,833          300,888            13.8%

*        Less than 1%

1.       Includes shares for which the named person:

         o        has sole voting and investment power, or

         o        has shared voting and investment power.

         Excludes shares that:

         o        are restricted stock holdings, or

         o        may be acquired through stock option or warrant exercises.

2. Shares of Common Stock that can be acquired through stock options exercised through June 1, 2003 and shares of Common Stock that may be acquired upon exercise of outstanding warrants.

3. Shares subject to a vesting schedule, forfeiture risk and other restrictions. Although these shares are subject to forfeiture provisions, the holder has the right to vote the shares until they are forfeited.

4.       Assumes shares that such person has rights to acquire are outstanding.

5. The address for Royce & Associates, Inc. is 1414 Avenue of the Americas, New York, New York 10019.

6. The address for Laitram, L.L.C. is 220 Laitram Lane, Harahan, Louisiana 70123. Mr. Lapeyre is the President and a Director of Laitram, L.L.C. Mr. Lapeyre disclaims beneficial ownership of any shares held by Laitram, L.L.C.

7. The address for PRIMECAP Management Company is 225 S. Lake Avenue #400, Pasadena, California 91101-3005. PRIMECAP Management Company has sole voting power over only 2,674,582 of the shares of Common Stock.

8. The address for Dimensional Fund Advisors Inc. is 1299 Ocean Avenue, 11th Floor, Santa Monica, California 90401. The shares of Common Stock are held by investment companies, trusts and accounts for which Dimensional Fund Advisors Inc. serves as the investment advisor. Dimensional Fund Advisors Inc. disclaims beneficial ownership of all such shares.

9. The address for Steinberg Priest & Sloane Capital Management, LLC is 12 East 49th Street, New York, New York 10017. Steinberg Priest & Sloane Capital Management, LLC has sole voting power over only 1,202,004 shares.

10. The address for Daruma Asset Management, Inc. is 80 West 40th Street, 9th Floor, New York, New York 10018. The shares reported by Daruma Asset Management, Inc. are held by investment advisory clients whose accounts are managed by Daruma Asset Management, Inc. Mariko O. Gordon, who owns in excess of 50% of the outstanding voting stock and is the President of Daruma Asset Management, Inc., may also be considered a beneficial owner of the shares reported by Daruma Asset Management, Inc. Daruma Asset Management, Inc. has sole voting discretion over only 1,689,900 shares.

11. The address for Barclays Global Investors, N.A. is 45 Fremont Street, San Francisco, California 94105. The shares reported are owned by Barclays Global Investors, N.A. (2,135,957 shares) and Barclays Global Fund Advisors (759,328 shares) in trust accounts for the economic beneficiaries of those accounts.

12. The address for ICM Asset Management, Inc. is W. 601 Main Avenue, Suite 600, Spokane, Washington 99201. ICM Asset Management, Inc. has shared voting power over only 1,760,626 shares and shared dispositive power over 2,794,345 shares. James M. Simmons is the President of ICM Asset Management, Inc. and may also be deemed to be the beneficial owner of the shares reported by ICM Asset Management, Inc.

13. The address for SCF-IV, L.P. is 600 Travis Street, Suite 6600, Houston, Texas 77002. SCF-IV, L.P. may exercise their warrant to purchase Common Stock at any time until August 5, 2005 at an exercise price per share of $8.00.

14. The shares of Common Stock include 10,500 shares over which Mr. Lapeyre holds joint voting and investment control with his wife, 40,500 shares that Mr. Lapeyre holds as a custodian or trustee for the benefit of his minor children and 5,794,000 shares owned by Laitram L.L.C., of which Mr. Lapeyre disclaims any beneficial interest. See note 6 above.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Executive officers, Directors and certain persons who own more than ten percent of the Common Stock are required by Section 16(a) of the Securities Exchange Act of 1934 and related regulations

         o to file reports of their ownership of Common Stock with the Securities and Exchange Commission and The New York Stock Exchange, and

         o        to furnish us with copies of the reports.

         We received written representations from each such person who did not file an annual report with the SEC on Form 5 that no Form 5 was due. Based on our review of the reports and representations, we believe that all required
Section 16(a) reports were timely filed in 2002, except for (i) Mr. Probert, who reported the forfeiture of certain shares of restricted stock upon his termination of employment with us approximately one month late, and (ii) Mr. Pope who reported the forfeiture of certain shares of restricted stock upon his termination of employment with us approximately three weeks late.

INFORMATION ABOUT COMMITTEES, MEETINGS AND COMPENSATION OF DIRECTORS

         Committees and Meetings. The Board of Directors has established an Audit Committee, a Compensation Committee and a Governance Committee. In addition, the Board establishes temporary special committees on an as needed basis. All committees are composed entirely of non-employee directors. The Directors' committee memberships are indicated on pages 6-7 of this proxy statement.

         The Audit Committee is appointed by the Board to assist the Board in monitoring (i) the integrity of financial statements; (ii) our compliance with legal and regulatory requirements; (iii) the independence and performance of our external auditors; and (iv) the performance of the company's internal audit function. In addition, the Audit Committee has the sole authority and responsibility to select, evaluate and, if necessary, replace our independent auditors. The Board of Directors has adopted the Charter of the Audit Committee which is attached as Appendix A to this proxy statement. All members of the Audit Committee are "independent" as that term is defined in The New York Stock Exchange listing standards. The Audit Committee met seven times in 2002.

         The Compensation Committee reviews and approves all salary and other remuneration for officers. The Compensation Committee is also responsible for the administration of the Company's profit sharing plans and stock option or other stock-based plans. In 2002, the Compensation Committee met once.

         The Governance Committee advises the Board of Directors with matters relating to governance, Board and Committee membership, and succession. The Governance Committee will consider recommendations for nominees for directorships submitted by stockholders. Stockholders who wish the Governance Committee to consider their recommendations for nominees for the position of Director should submit their recommendations in writing to the Governance Committee, care of the Secretary of the Company, at our principal executive offices. The Governance Committee met four times in 2002.

         In 2002, the Board of Directors held seven meetings and Committees of the Board of Directors held a total of sixteen meetings. Overall the attendance at such meetings was 91%. Each current Director attended more than 75% of the aggregate of all meetings of the Board of Directors and the Committees on which he served during 2002.

         Compensation. Officers who are also Directors do not receive any fee or remuneration for services as members of the Board of Directors or of any Committee of the Board of Directors. During 2002, outside Directors received an annual retainer fee of $15,000, which each outside Director could elect to receive in cash or shares of Common Stock. In addition, Chairmen of Committees of the Board received an annual retainer fee of $3,000, which each Chairman could elect to receive in cash or shares of Common Stock. Outside Directors also receive, in cash, $1,500 for each Board meeting and $1,000 for each committee meeting attended and $500 for each Board or committee meeting held via teleconference. Shares issued in lieu of cash fees are valued at the closing price per share on The New York Stock Exchange on the date of issuance, which is the date of our annual stockholders meeting each year. Shares issued in lieu of cash fees are granted from our available treasury shares.

         In 1992, we adopted a Directors Retirement Plan which we discontinued in 1996. Currently, Mr. Elliott is the only director entitled to receive any benefits under the Directors Retirement Plan. This plan requires us to make a lump sum payment to Mr. Elliott following his retirement from the Board in an amount equal to the present value of $15,000 received for a period of ten years.

         As a means to attract and recruit qualified new directors and to retain capable directors in a manner that promotes ownership of a proprietary interest in I/O, we adopted the Input/Output, Inc. Amended and Restated 1996 Non-Employee Director Stock Option Plan (the "Director Stock Option Plan"). In 1998, our stockholders approved an increase in the total number of shares available under the Director Stock Option Plan to 700,000 shares.

         Under the Director Stock Option Plan, each of our non-employee directors is granted an option to purchase 20,000 shares of Common Stock on the date that service as a non-employee director commences. Additionally, each non-employee director receives options to purchase 10,000 shares of Common Stock on the first business day of each November following the initial grant. The initial 20,000 share grant vests in 33.33% installments on each of the first three anniversaries of the date of grant. The first 10,000 share grant vests in 50% installments on the first two anniversaries of the date of grant. The second 10,000 share grant is fully exercisable on the first anniversary date of grant. Any subsequent annual grants are each fully exercisable on their dates of grant. The Director Stock Option Plan also provides for discretionary grants of stock options to non-employee directors as determined from time to time by the Board.

CERTAIN TRANSACTIONS AND RELATIONSHIPS

         On March 31, 2003, we announced that we had appointed Mr. Peebler as our Chief Executive Officer. In addition, we announced that we invested $3.0 million in Series B Preferred Securities of Energy Virtual Partners, LP and its affiliated corporation (together, "EVP"). EVP is a company formed in 2001 that provides asset management services to large oil and gas companies to enhance the value of their oil and gas properties. We own approximately 22% of the outstanding ownership interests of EVP and 11% of the outstanding voting interests in EVP. Mr. Peebler is currently the Chairman of EVP and owns 21% of the outstanding voting interests in EVP. Mr. Peebler founded EVP in April, 2001 and, prior to his employment by us, Mr. Peebler was

President and Chief Executive Officer of EVP. Pursuant to Mr. Peebler's employment agreement with us, Mr. Peebler is permitted to devote up to 20% of his time to EVP.

         Mr. Lapeyre is the Chairman, President and a significant owner of Laitram. Mr. Lapeyre and Laitram together own 11.9% of our Common Stock as of March 30, 2003. We acquired DigiCourse, Inc. from Laitram in 1998 and renamed it I/O Marine Systems, Inc. In connection with that acquisition, we entered into a Continued Services Agreement with Laitram Corporation under which Laitram agreed to provide one of our subsidiaries accounting, software, manufacturing and maintenance services. Manufacturing services consists primarily of machining of parts for our marine positioning systems. This agreement expired in September 2001 but we continue to operate under its terms. In addition, when we request, the legal staff of Laitram advises us on intellectual property matters with regard to our marine positioning systems. In 2002, we paid Laitram Corporation a total of $1.9 million, which consisted of $1.2 million of manufacturing services, $0.6 million of rent and other facilities charges, and $0.1 million of other services. In the opinion of management, the terms of such services are fair and reasonable and as favorable to I/O as those which could have been obtained from unrelated third parties at the time of their performance.

         In March 2000, our Board established an executive "matching" program under which we issued one share of restricted stock for each share purchased by our senior executives in open-market transactions in March and April of 2000. We issued 123,000 shares of restricted stock to four executives in connection with this program. Messrs. Bunch and Pope funded their purchases through loans from a commercial bank in the amounts of $200,000 and $125,000, respectively. We guaranteed this indebtedness in 2000 and were liable for the entire amount outstanding under these loans if either Mr. Bunch or Mr. Pope defaulted on their obligations. As of December 31, 2002, Mr. Pope had completely repaid the associated indebtedness guaranteed by I/O and our guarantee of Mr. Bunch's indebtedness expired by its terms in March of 2003.

         In January 2003, Mr. Pope, our Vice President - Marketing & Sales, left our employment. We agreed, in exchange for a mutual release of all claims, to pay Mr. Pope $15,000, pay certain relocation benefits, accelerate the vesting of 3,333 shares of restricted stock and provide outplacement services. In addition, we entered into a two-year consulting agreement with Mr. Pope where we agreed to pay him $100,000 upon completion of certain marketing and sales deliverables and agreed to pay him $100,000 per year in 2003 and 2004, less the amount of compensation he earns from unaffiliated parties in 2004.

                               EXECUTIVE OFFICERS

         Our current executive officers are as follows:


             Name                         Age                Position with I/O
             ----                         ---                -----------------

Robert P. Peebler....................     55      Chief Executive Officer

C. Robert Bunch......................     48      Former President and Chief Operating Officer

Larry E. Denver......................     43      Vice President - Business Development

Bjarte Fageraas......................     43      Vice President - Chief Technology Officer

Brad Eastman.........................     35      Vice President, Chief Administrative Officer and Secretary

Laura D. Guthrie.....................     44      Vice President - Human Resources

Michael L. Morrison..................     32      Controller and Director of Accounting


         For a description of the business background of Mr. Peebler, see "Incumbent Directors -- Term Expiring in 2005" above.

         Mr. Bunch has served as President and Chief Operating Officer since January 2003. Previously, Mr. Bunch served as Vice President and Chief Administrative Officer since November 1999. From May 1997 to October 1999, Mr. Bunch was a partner at King and Pennington, L.L.P. of Houston, where he practiced in several areas of business law. Previously, Mr. Bunch was an attorney at Scott, Douglass & McConnico, L.L.P. from December 1994 to May 1997, where he concentrated on oil and gas matters. Mr. Bunch has extensive operations and finance experience, including serving as Executive Vice President and Chief Financial Officer and later, Chief Operating Officer of OYO Geospace Corporation, a manufacturer of seismic equipment; Chief Financial Officer of Siberian American Oil Company; and Chief Financial Officer and, later, President and Chief Operating Officer of Tescorp, Inc., a manufacturer of specialty cables for the seismic industry which is now owned by us. Mr. Bunch serves on the Board of Directors of Maverick Tube Corporation, a manufacturer of tubular products used in the energy industry. Mr. Bunch recently announced that he will leave I/O following a transition period that began upon appointment of Mr. Peebler as our Chief Executive Officer.

         Mr. Denver was appointed Vice President - Business Development in November 2002. Mr. Denver previously had served as Vice President - Reservoir Operations since April 2001. From April 2000 until joining I/O, Mr. Denver was a partner at SCF Partners, a Houston-based private equity fund specializing in oil service investments, during which time he also served as Chairman of the Board of World Oil, an industry publication. From 1994 until joining SCF, Mr. Denver held various positions at Schlumberger GeoQuest, a supplier of software products and services to the exploration and production industry. Most recently, Mr. Denver was Vice President and General Manager, Reservoir Products, for Schlumberger GeoQuest.

         Mr. Fageraas has been Vice President - Chief Technology Officer since May 2001. Prior to joining I/O, Mr. Fageraas was president of and a stockholder in

Geophysical Instruments AS, which we acquired in May 2001. From 1998 to 1999, Mr. Fageraas was Vice President, Research & Development of Aker Geo ASA, a manufacturer of products for offshore oil and gas exploration and production. Previously, Mr. Fageraas was Technical Manager of PGS Reservoir, a provider of geophysical services.

         Mr. Eastman has been Chief Administrative Officer since January 2003, Vice President and General Counsel of I/O since October 2001 and Secretary since July 2001. As Chief Administrative Officer, Mr. Eastman's duties encompass the traditional roles of Chief Financial Officer and General Counsel. Prior to joining I/O, Mr. Eastman held a variety of positions at Quanta Services, Inc., a provider of specialized contracting services to the electric power, gas, telecommunications and cable television industries, most recently as Vice President - Mergers & Acquisitions. Before joining Quanta Services in 1998, Mr. Eastman was an attorney with Brobeck, Phleger & Harrison LLP where his practice focused on companies in technology industries.

         Ms. Guthrie has been Vice President - Human Resources since March 2002. Prior to joining I/O, Ms. Guthrie had been an independent management consultant. From July 1999 until March 2000, Ms. Guthrie served as Vice President, Human Resources for Splitrock Services, Inc., a broadband communications company. Before joining Splitrock, Ms. Guthrie was a management consultant with Sterling Consulting Group, a firm specializing in strategy development for the oil and gas industry.

         Mr. Morrison has been Controller and Director of Accounting since November 2002, and was Assistant Controller from June 2002 until he was promoted to Controller and Director of Accounting. Prior to joining I/O, Mr. Morrison held several positions at Enron Corp., an energy trading and pipeline company, most recently as Director of Transaction Support. Mr. Morrison had held a variety of positions at Deloitte & Touche, LLP, a public accounting firm, from January 1994 until he joined Enron in June 2000. Mr. Morrison is a Certified Public Accountant and a member of the American Institute of Certified Public Accountants.

                             EXECUTIVE COMPENSATION

         The following tables and narrative text discuss the compensation paid in fiscal 2002, 2001 and 2000, as well as the seven months ended December 31, 2000, to our Chief Executive Officer and our four other most highly compensated executive officers.

                           SUMMARY COMPENSATION TABLE


                                         ANNUAL COMPENSATION                          LONG-TERM COMPENSATION
                                -------------------------------------     -----------------------------------------------
                                                                                            Shares
NAME AND PRINCIPAL                                                         Restricted      Underlying       All other
POSITION                        Year*       Salary            Bonus       Stock Awards       Options       Compensation**
------------------              -----     ------------       --------     ------------     ----------      --------------

Timothy J. Probert(1).......    2002      $    350,000       $     --       $      --         50,000           $   5,250
    Director, Former            2001           343,269        498,750(2)           --         60,000               7,282
    President and Chief         2000SY         175,000         20,000              --             --               5,250
    Executive Officer           2000            75,000(3)          --         393,750(4)     300,000                  --

C. Robert Bunch.............    2002           225,000         40,000              --         35,000              12,462
    Former President and        2001           220,673        215,719              --         35,000               6,740
    Chief Operating Officer     2000SY         110,833             --              --             --               3,250
                                2000           110,833(5)      20,000         259,874(4)     100,000                  --

Kenneth W. Pope(6)..........    2002           200,000             --              --         25,000              11,539
    Vice President -            2001           196,154        110,125              --         25,000               6,964
    Marketing & Sales           2000SY         100,833         20,000              --             --               1,650
                                2000           127,083             --         216,875(4)(7)   22,500                  --

Larry E. Denver.............    2002           180,000         30,000(8)           --         25,000               5,400
    Vice President -            2001           131,538(9)      94,500(10)     121,155(11)     15,000               1,690
    Business Development

Bjarte Fageraas.............    2002           155,400         30,000(12)          --         25,000               4,662
    Vice President - Chief      2001           107,656(13)     61,124(14)          --         30,000               3,751
    Technology Officer

*        "SY" refers to the seven months ended December 31, 2000.

** All other compensation consists of employer matching contributions to the 401(k) plan and premiums paid for our Executive Salary Continuance and Executive Long Term Disability Plan.

(1) Mr. Probert resigned from I/O in January 2003. In connection with his resignation, the Company paid Mr. Probert $120,000.

(2) The bonus amount for Mr. Probert included $349,950 in cash and 18,600 shares of restricted Common Stock. We use the closing price of our Common Stock on the date of the restricted stock grant for valuation purposes. This award was granted under our 1998 Restricted Stock Plan on February 14, 2002, resulting in a grant value of $8.00 per share. In connection with Mr. Probert's resignation, all 18,600 shares were cancelled in January 2003.

(3) Mr. Probert joined I/O on March 1, 2000, as President and Chief Executive Officer.

(4) These restricted stock awards were granted under our 2000 Restricted Stock Plan on May 5, 2000, resulting in a grant value of $7.875 per share. Each of these awards vests one-third per year beginning three years after the date of grant. While unvested, the holder of the restricted stock is entitled to the same voting and dividend rights as all other holders of Common Stock. Mr. Probert was granted 50,000 shares, Mr. Bunch was granted 33,000 shares, and Mr. Pope was granted 20,000 shares of restricted Common Stock. We cancelled all of Messrs. Probert's and Pope's shares upon termination of their employment with I/O in January 2003. While unvested, Mr. Bunch is entitled to the same voting and dividend rights as all other holders of Common Stock.

(5) Mr. Bunch joined I/O on November 1, 1999, as Vice President and Chief Administrative Officer.

(6) Mr. Pope's employment with I/O terminated in January 2003. In connection with his termination, Mr. Pope and the Company entered into a Separation Agreement and a Consulting Agreement as discussed above in "Certain Transactions and Relationships."

(7) Includes 10,000 shares granted to Mr. Pope under our 1998 Restricted Stock Plan. The 10,000 restricted shares were valued at $5.9375 per share, the closing price on March 1, 2000, which was the date the shares were granted to Mr. Pope. In connection with the termination of Mr. Pope's employment, we agreed to vest 3,333 of these shares and cancelled the rest.

(8) Mr. Denver only received only $7,500 of his bonus for 2002. The remaining $22,500 was retained by us pursuant to arrangements with Mr. Denver that we made when he joined I/O. We paid Mr. Denver $45,000 upon his commencement of employment with us. We agreed with Mr. Denver that we would set off up to $22,500 against amounts owed to him as bonus otherwise payable for 2001 and the remainder would be set off against any bonus otherwise payable for 2002.

(9) Mr. Denver joined I/O on April 2, 2001 as Vice President - Reservoir Operations.

(10) This amount includes $45,000 paid to Mr. Denver upon his commencement of employment with us. We agreed with Mr. Denver that we would set off up to $22,500 against amounts owed to him as bonus otherwise payable for 2001 and the remainder would be set off against any bonus otherwise payable for 2002.

(11) Includes 9,850 shares granted to Mr. Denver under our 2000 Restricted Stock Plan. These shares vest one-third per year beginning three years after the date of grant. While unvested, Mr. Denver is entitled to the same voting and dividend rights as all other holders of Common Stock. The restricted shares were valued at

         $12.30 per share, the closing price on June 7, 2001, which was the date the shares were granted to Mr. Denver.

(12) Mr. Fageraas did not receive any of his bonus for 2002. Mr. Fageraas' bonus was retained by us pursuant to arrangements with Mr. Fageraas that we made when he joined I/O. In connection with the acquisition of the outstanding shares of capital stock of Geophysical Instruments AS, we agreed with Mr. Fageraas that in exchange for the consideration for his shares, $50,000 per year for the first three years of his employment would be deducted from bonuses otherwise payable to him. If his bonus in any of these three years was less than $50,000, then the balance would be carried forward and set off against any bonus otherwise payable in the next year. If Mr. Fageraas voluntarily terminates his employment with I/O prior to recapture of any portion of $150,000, then he must repay us such unpaid amount.

(13)     Mr. Fageraas joined I/O on May 1, 2001 as Vice President - Technology.

(14) Mr. Fageraas received only $11,124 of his bonus for 2001. The remaining $50,000 was retained by us pursuant to arrangements with Mr. Fageraas that we made when he joined I/O. See Note 12 above.


                        OPTION GRANTS IN LAST FISCAL YEAR

                                INDIVIDUAL GRANTS


                                                   PERCENTAGE                                   POTENTIAL REALIZABLE VALUE
                                  NUMBER OF         OF TOTAL                                     AT ASSUMED ANNUAL RATES
                                  SECURITIES        OPTIONS                                         OF STOCK PRICE
                                  UNDERLYING       GRANTED IN                                    APPRECIATION FOR OPTION
                                   OPTIONS           FISCAL      EXERCISE                               TERM*
                                   GRANTED           2002         PRICE      EXPIRATION        -------------------------
           NAME                     (#)(1)           (%)(2)       ($/SH)        DATE              5%              10%
           ----                   ----------       ----------    --------    ----------        ---------       ---------

Timothy J. Probert........          50,000            6.1%        $ 9.38       05/17/12        $ 294,952       $ 747,465
C. Robert Bunch...........          35,000            4.3%          9.38       05/17/12          206,466         523,226
Kenneth W. Pope...........          25,000            3.1%          9.38       05/17/12          147,476         373,733
Larry E. Denver...........          25,000            3.1%          9.38       05/17/12          147,476         373,733
Bjarte Fageraas...........          25,000            3.1%          9.38       05/17/12          147,476         373,733



         * The dollar gains under these columns result from using calculations assuming 5% and 10% growth rates as set by the Securities and Exchange Commission and are not intended to forecast future price appreciation of our Common Stock. The gains reflect a future value based upon growth at these prescribed rates. We did not use an alternative formula for a grant date valuation, an approach which would state gains at present, and therefore lower, value. Importantly, options have value to recipients, including the listed executives, only if the stock price advances beyond the grant price shown in the table during the effective option period.

(1) These awards were made under the 2000 Long Term Incentive Plan. These options were granted at an exercise price equal to the fair market value per share of our Common Stock on the date of grant. The fair market value of a share of our Common Stock is defined in the Long Term Incentive Plan as the closing sales price on the immediately preceding business day of a share of Common Stock as reported on The New York Stock Exchange. The options vest in 25% increments on the first, second, third and fourth anniversaries of the grant date. The plan contains provisions about the impact of a change of control, death, disability, retirement and termination of employment on the exercisability of options, with change of control and retirement, with certain exceptions, causing acceleration of vesting.

(2) Based on an aggregate of 820,500 shares subject to options granted to our employees in the fiscal year ended December 31, 2002, including the listed executives.

                             YEAR-END OPTION VALUES


                                            NUMBER OF SECURITIES               VALUE OF UNEXERCISED IN-THE-
                                           UNDERLYING UNEXERCISED                   MONEY OPTIONS AT
                                         OPTIONS AT DECEMBER 31, 2002             DECEMBER 31, 2002(1)
                                       ---------------------------------       -------------------------------
NAME*                                  EXERCISABLE         UNEXERCISABLE       EXERCISABLE       UNEXERCISABLE
-----                                  -----------         -------------       -----------       -------------

Timothy J. Probert...........             165,000              245,000          $    --             $      --

C. Robert Bunch..............              58,750              111,250               --                    --

Kenneth W. Pope..............              35,000               52,500               --                    --

Larry E. Denver..............               3,750               36,250               --                    --

Bjarte Fageraas..............               7,500               47,500               --                    --

* None of the officers listed in this table exercised options in the year ended December 31, 2002.

(1) Based on a value of $4.25 per share, the closing price on December 31, 2002.



             LONG-TERM INCENTIVE PLAN AWARDS IN LAST FISCAL YEAR(1)



                                                                ESTIMATED FUTURE PAYOUTS UNDER
                                 NUMBER        PERFORMANCE          NON-STOCK BASED PLANS(2)
                                   OF         PERIOD UNTIL     --------------------------------
NAME                             SHARES          PAYOUT        THRESHOLD    TARGET     MAXIMUM
----                            --------      ------------     ---------    ------     --------

Timothy J. Probert               40,000        3 Years            --         8,000      40,000

C. Robert Bunch                  25,000        3 Years            --         5,000      25,000

Kenneth W. Pope                  15,000        3 Years            --         3,000      15,000

Larry E. Denver                  15,000        3 Years            --         3,000      15,000

Bjarte Fageraas                  15,000        3 Years            --         3,000      15,000


(1) These performance share awards were issued under our 2000 Long Term Incentive Plan which has been approved by our stockholders. The Compensation

         Committee, which administers the plan, awards performance shares to certain of our executive officers. The Committee determines the total number of shares of our Common Stock available for each participant by comparing our performance against our internal plan and against our industry peers. Actual awards are determined after the end of the three-year period and range from 0% to 100% of the performance shares awarded. No awards are earned until performance is certified by the Compensation Committee at the end of the three-year period. The plan is based on total stockholder return over the three year period, with no payout if total stockholder return is less than 20% on an annualized basis. Upon a change in control, all awards become fully vested and payable.

(2) At the target level of performance, participants receive 20% of the performance shares awarded. No shares are issued for performance below the target level. The maximum number of shares is earned if an over-achievement target is reached. The over-achievement target is total stockholder return of 25% on an annualized basis for the three-year period.

EMPLOYMENT AGREEMENTS

         Our employment agreement with Mr. Peebler dated March 31, 2003, provides that Mr. Peebler will serve as president and chief executive officer for a 5-year term, unless sooner terminated. Under the agreement, Mr. Peebler is entitled to an annual base salary of at least $400,000, and to participate in all of our employee benefit plans available to senior executives at a level commensurate with his position. The agreement acknowledges Mr. Peebler's continuing involvement as chairman of Energy Venture Partners, and provides that he can devote approximately 20% of his time to that company. In the event that Mr. Peebler's employment is terminated by us without cause, or if he resigns for "good reason" (defined as a reduction in his status, pay or benefits; a demotion to a lesser position with I/O or reduction of his duties and responsibilities; or a change of his principal place of employment by more than 30 miles), then we are obligated to pay Mr. Peebler over a 3-year period a termination payment equal to three times his annual base salary. In addition, subject to approval of
Item 2, we granted Mr. Peebler and option to purchase 1,325,000 shares at $6.00 per share.

         The employment agreement contains provisions relating to protection of our confidential information and intellectual property and restricts Mr. Peebler from soliciting our employees and customers or competing with us during the term of his employment and for a period of two years following termination. If he violates these covenants, we can suspend making his termination payment. In the event of a change of control, if Mr. Peebler remains with us or with our successor for a period of 18 months following the change of control, he can then voluntarily resign for any reason or no reason at all, and be entitled to receive the termination payment referred to above. If any payment or benefit under this employment agreement is determined to be subject to the excise tax for "excess parachute payments" under U.S. federal income tax rules, we have agreed to pay to Mr. Peebler an additional amount to adjust for the incremental tax costs to Mr. Peebler of those payments. We also agreed to indemnify Mr. Peebler to the fullest extent permitted by our certificate of incorporation and bylaws, and to provide him coverage under our directors' and officers' liability insurance policies to the same extent as our other executives.

        We have also entered into employment agreements with Messrs. Bunch, Denver, Fageraas and Eastman and Ms. Guthrie, each dated as of February 4, 2003 and each filed as an exhibit to our Annual Report on Form 10-K for the year ended December 31, 2002.

        Our employment agreement with Mr. Bunch provides for Mr. Bunch to serve as our President and Chief Operating Officer for an initial term of two years and, thereafter, for additional successive terms of one year each unless terminated by us or Mr. Bunch at the end of the initial term or any additional term. Under the agreement, Mr. Bunch is entitled to an annual base salary of at least $250,000 and is eligible to receive a bonus based on objective criteria established by the Board. Mr. Bunch is entitled to participate in all of our employee benefit plans available to senior executives at a level commensurate with his position. In the event Mr. Bunch's employment is terminated by us other than for cause, by Mr. Bunch for good reason, or by Mr. Bunch after a transition period if we appoint someone else as Chief Executive Officer, then provided that Mr. Bunch executes a general release in our favor in the form provided in the agreement, I/O is obligated to pay Mr. Bunch in monthly payments over a 12-month period a sum equal to one-and-one-half times his base salary as well as a pro rata portion of any annual bonus for the year in which such termination occurs and to offer him continued participation in our health and welfare plans for a period of eighteen months. In addition, under those circumstances we would be required to vest the 33,000 shares of restricted stock granted to Mr. Bunch in May 2000. The agreement restricts Mr. Bunch from soliciting our employees and customers or competing with I/O during the term of his employment and for a period of one year following termination. We have also agreed to indemnify Mr. Bunch to the fullest extent permitted by I/O's Certificate of Incorporation and Bylaws.

         Our employment agreement with Mr. Denver provides for Mr. Denver to serve as our Vice President of Business Development for an initial term of two years and, thereafter, for additional successive terms of one year each unless terminated by us or Mr. Denver at the end of the initial term or any additional term. Under the agreement, Mr. Denver is entitled to an annual base salary of at least $200,000 and is eligible to receive a bonus based on objective criteria established by the Board. Mr. Denver is entitled to participate in all of our employee benefit plans available to senior executives at a level commensurate with his position. In the event Mr. Denver's employment is terminated by us other than for cause or by Mr. Denver for good reason, then provided that Mr. Denver executes a general release in our favor in the form provided in the agreement, I/O is obligated to pay Mr. Denver in monthly payments over a 12-month period a sum equal to his base salary as well as a pro rata portion of any annual bonus for the year in which such termination occurs and to offer him continued participation in our health and welfare plans for a period of twelve months. In addition, upon termination of Mr. Denver's employment for any reason, we are obligated to purchase certain shares of our common stock and 9,850 shares of restricted stock issued to Mr. Denver in June 2001 such that Mr. Denver's net after-tax proceeds from that sale is $120,000, less any after-tax proceeds Mr. Denver receives from other disposals of those shares. The agreement restricts Mr. Denver from soliciting I/O's employees and customers or competing with I/O during the term of his employment and for a period of one year following termination. We have also agreed to indemnify Mr. Denver to the fullest extent permitted by I/O's Certificate of Incorporation and Bylaws.

        Our employment agreement with Mr. Fageraas provides for Mr. Fageraas to serve as our Vice President - Chief Technology Officer for an initial term of two years and, thereafter, for additional successive terms of one year each unless terminated by us or Mr. Fageraas at the end of the initial term or any additional term. Under the agreement, Mr. Fageraas is entitled to an annual base salary of at least $170,000 and is eligible to receive a bonus based on objective criteria established by the Board. Mr. Fageraas is entitled to participate in all of our employee benefit plans available to senior executives at a level commensurate with his position. In the event Mr. Fageraas' employment is terminated by us other than for cause or by Mr. Fageraas for good reason, then provided that Mr. Fageraas executes a general release in our favor in the form provided in the agreement, I/O is obligated to pay Mr. Fageraas in monthly payments over a 12-month period a sum equal to his base salary as well as a pro rata portion of any annual bonus for the year in which such termination occurs and to offer him continued participation in our health and welfare plans for a period of twelve months. In addition, under such circumstances we would be required to reimburse Mr. Fageraas for certain excise taxes he may incur under the laws of Norway. The agreement restricts Mr. Fageraas from soliciting I/O's employees and customers or competing with I/O during the term of his employment and for a period of one year following termination. I/O has also agreed pursuant to this agreement to indemnify Mr. Fageraas to the fullest extent permitted by I/O's Certificate of Incorporation and Bylaws.

        Our employment agreement with Mr. Eastman provides for Mr. Eastman to serve as our Vice President and Chief Administrative Officer for an initial term of two years and, thereafter, for additional successive terms of one year each unless terminated by us or Mr. Eastman at the end of the initial term or any additional term. Under the agreement, Mr. Eastman is entitled to an annual base salary of at least $160,000 and is eligible to receive a bonus based on objective criteria established by the Board. Mr. Eastman is entitled to participate in all of our employee benefit plans available to senior executives at a level commensurate with his position. In the event Mr. Eastman's employment is terminated by us other than for cause or by Mr. Eastman for good reason, then provided that Mr. Eastman executes a general release in favor of I/O in the form provided in the agreement, I/O is obligated to pay Mr. Eastman in monthly payments over a year a sum equal to his base salary as well as a pro rata portion of any annual bonus for the year in which such termination occurs and to offer him continued participation in our health and welfare plans for a period of twelve months. The agreement restricts Mr. Eastman from soliciting I/O's employees and customers or competing with I/O during the term of his employment and for a period of one year following termination. I/O has also agreed pursuant to this agreement to indemnify Mr. Eastman to the fullest extent permitted by I/O's Certificate of Incorporation and Bylaws.

        Our employment agreement with Ms. Guthrie provides for Ms. Guthrie to serve as our Vice President - Human Resources for an initial term of two years and, thereafter, for additional successive terms of one year each unless terminated by us or Ms. Guthrie at the end of the initial term or any additional term. Under the agreement, Ms. Guthrie is entitled to an annual base salary of at least $135,000 and is eligible to receive a bonus based on objective criteria established by the Board. Ms. Guthrie is entitled to participate in all of our employee benefit plans available to senior executives at a level commensurate with her position. In the event Ms. Guthrie's employment is terminated by us other than for cause or by Ms. Guthrie for good reason, then provided that Ms. Guthrie executes a general release in favor of I/O in the form provided in the agreement, I/O is obligated to pay Ms. Guthrie in monthly payments over a year a sum equal to her base salary as well as a pro rata portion of any annual bonus for the year in which such termination occurs and to offer her continued participation in our health and welfare plans for a period of twelve months. The agreement restricts Ms. Guthrie from soliciting I/O's employees and customers or competing with I/O during the term of her employment and for a period of one year following termination. I/O has also agreed pursuant to this agreement to indemnify Ms. Guthrie to the fullest extent permitted by I/O's Certificate of Incorporation and Bylaws.

CHANGE OF CONTROL AND SEVERANCE AGREEMENTS

         We have entered into a severance and change of control agreement with Mr. Bunch. Under the terms of this agreement, Mr. Bunch will be entitled to receive certain severance payments and benefits in the event his employment is terminated during the 18-month period following a change of control of I/O, unless his employment is terminated for cause (as defined in the agreement), by voluntary resignation or by reason of death or disability. If Mr. Bunch voluntarily resigns following a change in duties after a change in control, then he will also be entitled to severance benefits.

         The severance payable under this change in control agreement must be paid in one lump sum within 30 days of a qualifying termination. The severance payment will be equal to two times the greater of Mr. Bunch's base salary on the date of termination or the date of the change in control and two times his target bonus under any incentive program then in effect. Additionally, Mr. Bunch will be entitled to receive continued benefits for up to one year following termination. If his stock options and restricted stock have not fully vested, then the unvested options and restricted stock will accelerate and immediately become fully vested. In the event that any payment would constitute an excess parachute payment under Section 280G of the Internal Revenue Code, the severance amounts and other benefits will be reduced to an amount that would not be taxable subject to the effects of Section 280G and related excise taxes.

         The term of this change in control agreement is three years, but the agreement automatically renews for additional three-year terms absent prior written notice from us or Mr. Bunch. The agreement also amends the terms of any stock option agreement or restricted stock award held by Mr. Bunch to provide that in the event of a change of control in which our successor fully assumes the options or restricted stock awards, the options and restricted stock awards will not accelerate upon the change in control event.

EQUITY COMPENSATION PLAN INFORMATION

         The following table provides information as of December 31, 2002 with respect to I/O's common stock issuable under our equity compensation plans:


                                                                                                           Number of securities
                                                                                                          remaining available for
                                                 Number of securities                                      future issuance under
                                                 to be issued upon             Weighted-average             equity compensation
                                                    exercise of                exercise price of              plans (excluding
                                                 outstanding options,         outstanding options,          securities reflected
Plan Category                                    warrants and rights           warrants and rights              in column (a))
-------------                                            (a)                          (b)                            (c)
                                                 --------------------          --------------------          --------------------

Equity compensation plans approved by
  security holders

  Amended and Restated 1990 Stock                           2,795,543          $              10.80                            --
     Option Plan

  Amended and Restated 1991 Directors                         230,000          $              21.07                            --
     Stock Option Plan

  Amended and Restated 1996                                   514,000          $              11.57                       159,333
     Non-Employee Director Stock Option
     Plan

  1998 Restricted Stock Plan                                   28,600                                                      53,900

  2000 Long-Term Incentive Plan                             1,458,500          $              10.13                       650,775

  Employee Stock Purchase Plan                                     --                                                     315,085
                                                 --------------------                                        --------------------
  Subtotal                                                  5,026,643                                                   1,179,093
                                                 --------------------                                        --------------------

  Equity compensation plans not
     approved by security holders

  2000 Restricted Stock Plan                                  112,850                                                      87,150
                                                 ====================                                        ====================
  Total                                                     5,139,493                                                   1,266,243



         2000 Restricted Stock Plan. During 2000, our Board approved the Input/Output, Inc. 2000 Restricted Stock Plan. This plan grants our Compensation Committee the authority to make awards of restricted stock of up to 200,000 shares of our Common Stock in order to attract and retain key employees of I/O and our subsidiaries. Awards may be made from authorized and unissued shares or treasury shares, but the plan provides that shares delivered under the initial grants under the plan must be made only from treasury shares or Common Stock repurchased by I/O.

         Under the terms of this plan, I/O enters into individual award agreements with participants designated by the Compensation Committee specifying the number of shares of common stock granted under the award, the price (if any) to be paid by the grantee for the restricted stock, the restriction period during which the award is subject to forfeiture, and any performance objectives specified by the Committee. Participants are not permitted to sell, transfer or pledge their restricted stock during their restriction period.

         Upon termination of a participant's employment with us for any reason other than death, disability or retirement, all nonvested shares of restricted stock will be forfeited. In addition, in the event of a "change in control" of the Company, all shares of restricted stock will become fully vested. Unless sooner terminated, the 2000 Restricted Stock Plan will expire on March 10, 2010.

                                PERFORMANCE GRAPH

              COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN AMONG
                INPUT/OUTPUT, S&P 500 INDEX AND PEER GROUP INDEX

         We have made previous filings under the Securities Act of 1933, as amended , or the Securities Exchange Act of 1934, as amended, that incorporate future filings, including this proxy statement, in whole or in part. However, the following Performance Graph and the Report of the Compensation Committee of the Board of Directors of Input/Output, Inc. shall not be incorporated by reference into any such filings.


                           1997       1998        1999       2000       2001       2002
                          ------     ------      ------     ------     ------     ------

INPUT/OUTPUT, INC.        100.00      24.63       17.05      34.32      27.65       14.32
PEER GROUP INDEX          100.00      45.36       40.64      61.43      30.95       18.51
S&P 500 INDEX             100.00     128.58      155.64     141.46     124.65       97.10




         The Performance Graph is presented for the period beginning December 31, 1997 and ending on December 31, 2002. The Peer Group Index consists of OYO Geospace Corporation, Bolt Technology Corp. and Compagne Generale de Geophysics. Historical stock performance during this period may not be indicative of future stock performance.

                      REPORT OF THE COMPENSATION COMMITTEE

                 OF THE BOARD OF DIRECTORS OF INPUT/OUTPUT, INC.

         The Compensation Committee of the Board of Directors of Input/Output, Inc. offers this report regarding compensation policies for executive officers and the Chief Executive Officer of the Company.

         The Committee has three principal goals:

o provide competitive compensation opportunities to attract and retain qualified and productive executive employees;

o        motivate executives to meet and exceed corporate financial goals; and

o create meaningful links between corporate performance, individual performance and rewards.

In 2001 the Committee, with the assistance of a third-party consultant, undertook a comprehensive review of I/O's total compensation philosophy to maximize achievement of the Committee's goals. As a result of this review, the Committee clarified governing principles in establishing executive compensation:

                  Executive Compensation Should Have a Long-Term and At-Risk Focus. Premium compensation opportunities should be composed of long-term, at-risk pay to focus management on the long-term interests of I/O. While base salary, annual incentives and employee benefits should be at competitive levels, exceptional long-term returns to the stockholders should generate above-average compensation for executives.

                  Executive Compensation Should Have an Equity Orientation. Equity-based plans should comprise a major part of the at-risk portion of total compensation to instill ownership thinking and to link compensation to corporate performance and stockholder interests. Consistent with this philosophy, the Committee periodically has offered to match open market purchases of I/O's Common Stock by executives with grants of restricted stock.

                  Executive Compensation Should be Competitive with Opportunities for Above-Average Total Compensation. The Committee emphasizes total compensation opportunities consistent with the 50th percentile of a peer group of companies, with the opportunity to reach the 75th percentile if I/O meets certain stockholder return targets. Competitiveness of base pay and annual incentives is independent of stock performance. However, overall competitiveness of total compensation is contingent on long-term, stock-based compensation programs.

         These principles apply to compensation policies for all executive officers. The Committee does not follow the principles in a mechanistic fashion; rather, the Committee uses experience and judgment in determining the appropriate mix of compensation for each individual.

COMPONENTS OF EXECUTIVE COMPENSATION

         The primary components of executive compensation are:

         o ANNUAL CASH COMPENSATION, including base salary and annual incentives.

         o LONG-TERM INCENTIVE COMPENSATION, including stock options, performance shares and restricted stock.

          The companies selected for comparison of total compensation differ from those included in the Performance Graph to take into account our size and our specific sub-segment of the oilfield services sector.

ANNUAL CASH COMPENSATION

         Base Salary. The purpose of base salary is to create a base of cash compensation for executive officers that is in the 50th percentile of our comparator group of companies. We exercise discretion in making salary decisions and rely to a large extent on the Chief Executive Officer's evaluations of individual executive officer performance after reviewing their performance with him. Salary increases for executive officers do not follow a preset schedule or formula.

         Base salary is designed to provide an income level that is sufficient to minimize day-to-day distractions of executives from their focus on long-term business growth. However, base pay levels are not intended to be the vehicle for significant long-term capital and wealth accumulation for executives.

         Annual Incentives. The Committee implements an annual incentive program each year to provide cash compensation that is at-risk on an annual basis and is contingent on achievement of annual business and operating objectives. Annual incentives measure overall corporate performance, achievement of individual goals, and, where appropriate, business unit performance. The annual incentive plan is the primary program for measuring individual performance. Annual incentives are expressed as a percentage of the recipients' base salary with higher upside opportunity for high performance and no payment for below-acceptable performance. The annual cash incentive provides income levels that are sufficient to allow for modest wealth accumulation for executive officers in the presence of high levels of business performance.

         In 2002 we elected to pay modest discretionary cash bonuses to our continuing executives, despite our financial performance which did not qualify for bonus compensation under our plan. We paid these bonuses after considering the overall industry environment, the progress made in restructuring our operations and the significant progress made in commercializing our VectorSeis(R) platform.

LONG-TERM INCENTIVE COMPENSATION

         Long-term incentives comprise the largest portion of the total compensation package for executive officers. There are three forms of long-term incentives utilized for executive officers: stock options, performance shares and restricted stock. In any given year, an executive officer may be offered a combination of long-term incentives or only one form of long-term incentive. In the presence of high levels of business performance, long-term incentives will provide income levels that are sufficient to allow for wealth accumulation for executive officers.

         Stock Options. The purpose of stock options is to provide equity compensation whose value has been traditionally treated as entirely at-risk, based on the increase in our stock price and the creation of stockholder value. Stock options also allow executive officers to have equity ownership and to share in the appreciation of the value of the stock in I/O. Stock options only have value if the stock price appreciates in value from the date options are granted.

         Stock option awards are based on business performance in the previous fiscal year. Approximately 170 employees received option awards covering 820,500 shares of Common Stock in 2002. The officers discussed in the compensation tables received option awards for 160,000 shares in 2002.

         Performance Shares. We made awards of performance shares under the 2000 Long-Term Incentive Plan. The awards made in 2002 are based on total stockholder return, which includes stock appreciation and dividends. Awards are made for a three-year performance period. Below a threshold level of performance in the period, no awards are earned. Based on Input/Output's financial performance in 2001 and 2002, no accruals for financial accounting purposes have been made for any payout of any awards granted under this plan.

         Restricted Stock. We use restricted stock to focus executives on the long-term performance of I/O. Restricted stock is not used as a guaranteed element of any executive's total compensation, but as a special compensation tool. Vesting of restricted stock is not dependent on performance measurement targets, but rather continued employment. Previously, we have matched significant open market purchases by certain executives with restricted stock awards. We did not make awards of restricted stock in 2002 except that a portion of Mr. Probert's bonus for 2001 was paid in the form of 18,600 shares of restricted Common Stock. This award was granted on February 14, 2002, resulting in a grant value of $8.00 per share. This award was to vest in two equal annual installments. These shares of restricted stock were cancelled in January 2003 when Mr. Probert resigned his position as our Chief Executive Officer.

ADDITIONAL INFORMATION

         Benefits. Benefits offered to executive officers are largely those offered to the general employee population. Executive officers are also offered the opportunity to participate in a non-qualified deferred compensation plan which is only available to senior officers and managers, and who also are provided a Salary Continuance and Long Term Disability Plan.

         Tax Compliance Policy. The federal tax code imposes a limitation on the deduction for certain executive officers' compensation unless certain requirements are met. While our goal is to have all compensation fully deductible, we reserve the right to pay compensation that is not deductible if it is in the best interests of I/O. To maintain flexibility in compensating executive officers in a manner designed to promote varying corporate goals, we have not adopted a policy that all compensation must be deductible.

COMPENSATION FOR THE CHIEF EXECUTIVE OFFICER

         The year 2002 was a difficult year for I/O. The seismic industry suffered a severe downturn despite rising commodity prices toward the end of the year. Mr. Probert, despite these industry challenges, made great progress in optimizing our core analog business and commercializing our new VectorSeis technology.

         Annual Cash Compensation. Mr. Probert's annual base salary remained at $350,000 in 2002. Annual incentive targets were developed for Mr. Probert based on a combination of earnings per share goals, working capital management goals and personal objectives. Based on I/O's performance in 2002, the Committee did not award Mr. Probert a bonus in 2002. The Committee awarded Mr. Probert a special bonus of $120,000 upon his resignation from the Company in January 2003.

         Long-Term Incentive Compensation. The Committee granted Mr. Probert in 2002 an option to purchase 50,000 shares of Common Stock that would have vested 25% per year from the date of grant. In addition, the Committee granted Mr. Probert a performance share award for a maximum of 40,000 shares of Common Stock. The actual shares issued to Mr. Probert would have been determined after a three year performance period and would have been based on total stockholder return in the period. No shares would have been issued under the performance share award unless I/O had an annualized 20% total stockholder return through the period. The full amount of performance shares awarded would have been issued to Mr. Probert if the annualized total stockholder return in the performance period met or exceeded 25%. Both of these awards were cancelled in January 2003 when Mr. Probert resigned from the Company.

RETENTION PACKAGES

         In order to provide incentives for I/O's executive team to remain employed with the Company and to assure these executives of their continued employment after the appointment of a new Chief Executive Officer, we entered into employment agreements with each of Messrs. Bunch, Denver, Fageraas and Eastman and Ms. Guthrie. In addition, we issued a total of 190,038 shares of restricted Common Stock on February 4, 2003, resulting in a grant value per share of $3.94. Each of these awards of restricted Common Stock vests in two equal installments on the first two anniversaries of grant. In addition, if any of the recipients is terminated without cause (as defined in the recipient's employment agreement) or if the recipient terminates their employment with I/O for good reason (as defined in the recipient's employment agreement) within 90 days prior to the next vesting date, then the shares that would have vested on the next vesting date will automatically vest on the date of termination.

COMPENSATION ARRANGEMENTS FOR ROBERT PEEBLER

         The compensation arrangements for Mr. Peebler were negotiated by our Compensation Committee members (except for Mr. Peebler, who removed himself from all discussions and deliberations). Mr. Myers and Mr. Lapeyre drew on input from our directors to address the terms of Mr. Peebler's proposed compensation. In determining his overall compensation, the Committee took into account Mr. Peebler's unique experience, expertise, and capabilities in the energy technology sectors that I/O presently serves, as well as future market opportunities for our company. Mr. Peebler's technical and industry know-how in applying advanced technologies to oil and gas prospect analysis and reservoir management techniques were viewed as positive factors in the Board's choice of him to lead I/O in bettering its competitive position.

         In structuring Mr. Peebler's compensation package, no cash bonus is planned. Although Mr. Peebler is eligible for discretionary bonuses in the future, the Committee and Mr. Peebler decided that the bulk of his compensation should be weighted toward equity compensation, and that any grants of stock options should reflect an exercise price in excess of prevailing market prices for our Common Stock at the time our agreement in principle was reached on his compensation terms. The compensation arrangements for Mr. Peebler were arrived at independently of the Board's determination of the terms and conditions of I/O's investment in Energy Venture Partners, where he was the former president and chief executive officer.

         As a result of these negotiations and deliberations, the Committee members (other than Mr. Peebler) felt that the three basic components of Mr. Peebler's compensation arrangements,

     o   an annual base salary of $400,000,

     o   no guaranteed bonus, and

     o stock options for 1,325,000 shares of Common Stock exercisable at $6.00 per share (representing a premium of approximately 67% over average prevailing market prices at the time of his agreement), were consistent with the Board's objectives of retaining a chief executive officer who could capitalize on opportunities in future technology trends affecting the oil and gas exploration and production industry.

SUMMARY

         The Committee believes the executive compensation policies and programs described in this report serve the interests of the stockholders and I/O. Pay delivered to executives is intended to be linked to, and commensurate with, I/O's performance and with stockholder expectations. We caution you that the practice and performance results of the compensation philosophy described in this report should be measured over a period sufficiently long to determine whether strategy development and implementation are in line with, and responsive to, stockholder expectations.

                                                     Franklin Myers, Chairman
                                                     James M. Lapeyre, Jr.


                   PROPOSAL TO APPROVE THE INPUT/OUTPUT, INC.
                             2003 STOCK OPTION PLAN

                                     ITEM 2

GENERAL

         Our 2000 Long-Term Incentive Plan authorized our Compensation Committee to issue awards and options for up to 2,109,275 shares of our Common Stock. As of March 1, 2003, only about 800,000 shares remained available for future grants and awards. None of our other equity compensation plans have shares reserved and available for stock option grants to our employees. Of our stock options outstanding on March 31, 2003, to purchase a total of 4,478,325 shares, no options were "in the money."

         In connection with our Board's negotiations with Mr. Peebler on his joining I/O as our chief executive officer, we agreed to grant Mr. Peebler stock options for 1,325,000 shares of Common Stock, exercisable over a ten-year period, at an exercise price of $6.00 per share. On March 31, 2003 (the date of our agreement with Mr. Peebler), the closing price per share of the Common Stock on the New York Stock Exchange was $3.60. In connection with our negotiations with Mr. Peebler, and following a review by the Compensation Committee of our need for additional stock options available to attract and retain key employees, on March 27, 2003, the Board adopted the Input/Output, Inc. 2003 Stock Option Plan and granted Mr. Peebler his stock options, both subject to stockholder approval.

         If the 2003 Stock Option Plan is not approved by our stockholders, the Board will consider other alternatives with respect to long-term equity incentive compensation arrangements for Mr. Peebler and our key employees. Mr. Peebler's stock options under the plan would be cancelled.

         The principal features of the 2003 Stock Option Plan are summarized below. The summary does not contain all information that may be important to you. The complete text of the 2003 Stock Option Plan is set forth at Appendix B attached to this proxy statement.

TERMS OF THE 2003 STOCK OPTION PLAN

         SHARES SUBJECT TO THE 2003 STOCK OPTION PLAN. The 2003 Stock Option Plan authorizes the issuance of up to 1,500,000 shares of Common Stock (including the 1,325,000 shares under the options granted to Mr. Peebler). If the stockholders approve the plan, 175,000 shares would be available for future grants. If an option terminates or expires unexercised, the shares covered by that option will again be available for grants of options under the plan. The shares to be issued under the 2003 Stock Option Plan may consist, in whole or in part, of authorized but unissued shares or treasury shares.

         ELIGIBILITY. Any of our employees or majority-owned subsidiaries' employees, including any executive officer of I/O, selected by the Compensation Committee is eligible for grants of options under the 2003 Stock Option Plan. In addition, the plan provides that grants may be made to potential key employees in connection with their hiring or retention. The selection of participants and the size and nature of the grants will be within the sole discretion of our Compensation Committee. We estimate that approximately 550 of our employees are eligible to participate in the 2003 Stock Option Plan.

         ADMINISTRATION. The Compensation Committee of our Board will govern the 2003 Stock Option Plan. All of the members of the Compensation Committee meet current NYSE standards for director independence. The Compensation Committee has the sole authority to, among other things,

     o   construe and interpret the 2003 Stock Option Plan,

     o make rules and regulations relating to the administration of the 2003 Stock Option Plan,

     o   select optionees and make awards, and

     o   establish the terms and conditions of grants.

         OPTIONS. The exercise price of a stock option under the 2003 Stock Option Plan may not be less than the fair market value of a share of our Common Stock on the date the option is granted. Fair market value means the average of the high and low sale prices per share of Common Stock on the NYSE on the date of determination. The exercise price may be paid in cash or in shares of our Common Stock valued at their fair market value on the date of exercise (or in any combination of cash and shares having a fair market value equal to the exercise price). The Compensation Committee is authorized to prescribe the time or times at which a stock option granted under the 2003 Stock Option Plan may be exercised. The Compensation Committee may provide in an option agreement for automatic acceleration of the vesting of any options.

         The 2003 Stock Option Plan prohibits the repricing of stock options without the approval of the stockholders. This provision applies to both direct repricings - lowering the exercise price of a stock option - and indirect repricings - canceling an outstanding stock option and granting a replacement option with a lower exercise price.

         TERMINATION OF EMPLOYMENT OR SERVICE. The 2003 Stock Option Plan provides that on the termination of an optionee's employment with us, his option will be exercisable for a period of time following his termination as provided by the Compensation Committee in his option agreement. If no time period is specified, his option will expire one day less 3 months after his termination. However, if he terminates employment by reason of his death, total disability or retirement, then his option will be exercisable for a period of one year after his date of termination.

         CHANGE OF CONTROL. The Compensation Committee may provide in an option agreement that upon a "change of control" of I/O, all options will be automatically accelerated and become fully exercisable and vested, regardless of provisions under option agreements requiring exercises in installments. Change of control means, with certain exceptions, (i) the acquisition of beneficial ownership of 51% of our voting stock or voting power, (ii) a change in composition of the Board such that the individuals who presently constitute the Board, together with other individuals selected by the incumbent directors, cease to constitute a majority of the Board, (iii) the consummation of a merger, consolidation of sale of substantially all of our assets under certain circumstances, and (iv) approval by our stockholders of a complete liquidation or dissolution of I/O.

         ADJUSTMENTS. In the event of a merger, reorganization, consolidation, recapitalization, stock dividend, stock split, reverse stock split, spin-off or similar transaction or other change in corporate structure affecting I/O Common Stock, adjustments and other substitutions will be made to the 2003 Stock Option Plan, including the maximum number of shares subject to the 2003 Plan. Similar adjustments will also be made to option grants under the 2003 Stock Option Plan as the Compensation Committee determines is equitable or appropriate.

TERM AND AMENDMENT OF THE 2003 STOCK OPTION PLAN

         Unless sooner terminated by action of the Board, the 2003 Stock Option Plan will expire on March 27, 2013. After that date, no options may be granted under the plan. The Board may at any time discontinue or amend the 2003 Stock Option Plan without the consent of optionees or our stockholders, except for amendments that would adversely affect optionees with respect to options previously granted without their consent.

CERTAIN FEDERAL INCOME TAX ASPECTS

         We believe that under present law, the following are the principal U.S. federal income tax consequences associated with stock options under the 2003 Stock Option Plan.

         NONQUALIFIED STOCK OPTIONS. The 2003 Stock Option Plan does not permit grants of statutory "incentive" stock options under the Internal Revenue Code. The granting of a nonqualified stock option under the 2003 Stock Option Plan will not result in federal income tax consequences to either I/O or the optionee. Upon exercising a nonqualified stock option, the optionee must recognize ordinary income in an amount equal to the difference between the fair market value of the shares on the date of exercise and the exercise price. Generally speaking, we will be entitled to a deduction for the same amount.

         For purposes of determining gain or loss realized upon a subsequent sale of the shares acquired through the exercise of an option, the optionee's tax basis will be the sum of the exercise price paid and the amount of ordinary income, if any, recognized by the optionee. Any gain or loss realized by an optionee on the disposition of those shares generally will be a long-term capital gain or loss (if the shares are held as a capital asset for at least one year). Generally, there will be no tax consequences to I/O in connection with an optionee's disposition of the shares acquired on exercise.

         WITHHOLDING. Withholding of federal income taxes at applicable rates will be required in connection with any ordinary income realized by a participant by reason of the exercise of stock options granted under the 2003 Stock Option Plan. An optionee must pay those taxes to us in cash or in Common Stock.

MR. PEEBLER'S MARCH 2003 GRANT

         Options to purchase 1,325,000 shares of Common Stock were granted to Mr. Peebler in connection with his being appointed our new chief executive officer. The term of the option is for 10 years, and the exercise price is $6.00 per share. On the date of grant of Mr. Peebler's option, the average of the highest and lowest prices per share of our Common Stock on the NYSE was $3.80. The option grant is subject to stockholder approval, and his option agreement provides that the options will be terminated if stockholder approval is not obtained.

         The options vest as to one-quarter of the shares on the first anniversary of the date of grant they vest monthly in 1/36th increments until it is fully vested on the fourth anniversary of the date of grant. However, if Mr. Peebler's employment is terminated by I/O without cause, or is terminated by reason of his death or disability or he resigns for "good reason" then his options will be deemed to vest monthly in 1/48th increments over a four year period beginning on the date of grant. His options will automatically accelerate and be fully vested upon a change of control. Upon his termination, he will have a period of one year after termination to exercise his vested options, unless the 10-year term of his options first expires.

NEW PLAN BENEFITS

         The following table sets forth the aggregate number of shares subject to options to purchase Common Stock granted to Mr. Peebler on March 31, 2003, but subject to shareholder approval. Except for Mr. Peebler's grant, no grants have been made under the 2003 Stock Option Plan. Because awards under the 2003 Stock Option Plan are discretionary, no awards are determinable at this time, other than Mr. Peebler's grant.


                                                                                NUMBER OF SHARES
                                                                                  SUBJECT TO
NAME AND POSITION                        DOLLAR VALUE ($)                       OPTIONS GRANTED
-----------------                        ---------------                        ----------------

Robert B. Peebler                        Not applicable                         1,325,000 shares

Executive Group                          Not applicable                         1,325,000 shares

Non-Executive Director Group             -0-                                    -0-

Non-Executive Officer Employee Group     -0-                                    -0-


THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE PROPOSAL TO APPROVE THE AMENDMENTS TO THE INPUT/OUTPUT, INC. 2003 STOCK OPTION PLAN.


               RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

                                    (ITEM 3)

         We have appointed PricewaterhouseCoopers LLP as our independent accountants for the fiscal year ending December 31, 2003. Services provided to I/O in 2002 included the examination of our consolidated financial statements, review of our quarterly financial statement, statutory audits of our foreign subsidiaries, audit of our 401(k) plan and consultations on various tax and accounting matters.

         Representatives of PricewaterhouseCoopers LLP will be present at the annual meeting to respond to appropriate questions and to make such statements as they desire.

         THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT ACCOUNTANTS FOR FISCAL 2003.

         In the event stockholders do not ratify the appointment, the appointment will be reconsidered by the Audit Committee.

REPORT OF THE AUDIT COMMITTEE

         The following Report of the Audit Committee does not constitute soliciting material and shall not be deemed filed or incorporated by reference into any other Company filings under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent we specifically incorporate this Report by reference therein.

         The Audit Committee acts under a written charter adopted and approved by the Board of Directors. A copy of the charter is attached to this Proxy Statement as Appendix A.

         The Audit Committee has met and held discussions with management and the independent accountants. Management represented to us that I/O's consolidated financial statements were prepared in accordance with generally accepted accounting principles, and we reviewed and discussed the consolidated financial statements with management and the independent accountants. We discussed with the independent accountants matters required to be discussed by Statement on Auditing Standards No. 61 (Communication With Audit Committees).

         In addition, we have discussed with the independent accountants the auditors' independence from I/O and its management, including the matters in the written disclosures required by the Independence Standards Board Standard No. 1 (Independence Discussions With Audit Committees). We have also considered whether the independent auditors' provision of non-audit services to I/O is compatible with the auditors' independence.

         In reliance on the reviews and discussions referred to above, we recommended to the Board of Directors, and the Board approved, that the audited financial statements be included in I/O's Annual Report on Form 10-K for the year ended December 31, 2002, for filing with the Securities and Exchange Commission.

         Management is responsible for I/O's financial reporting process including its system of internal control, and for the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States. I/O's independent accountants are responsible for auditing those financial statements. Our responsibility is to monitor and review these processes. It is not our duty or our responsibility to conduct auditing or accounting reviews or procedures. We are not employees of I/O and we are not accountants or auditors by profession or experts in the fields of accounting or auditing. Therefore, we have relied, without independent verification, on management's representation that the financial statements have been prepared with integrity and objectivity and in conformity with accounting principles generally accepted in the United States of America and on the representations of the independent auditors included in their report on I/O's financial statements.

                                          Theodore H. Elliott, Jr., Chairman
                                          James M. Lapeyre, Jr.
                                          Franklin Myers

                            AUDIT AND NON-AUDIT FEES

         The following table presents fees for professional audit services rendered by PricewaterhouseCoopers LLP for the audit of our annual financial statements for 2002, and fees billed for other services rendered by PricewaterhouseCoopers LLP for 2002:


                                                                                         (IN THOUSANDS)
                                                                                         --------------

Audit Fees................................................................                            $     329
Financial information systems design and implementation...................                                   --
All other fees:
     Other audit-related fees and tax matters(a)..........................          $     314
     Other information system design and process improvements ............                 --
                                                                                    ---------
Total all other fees                                                                                  $     314


(a) Other audit related services consist principally of audits of employee benefit plans. Tax related services comprise tax compliance (including U.S. federal and international returns) and tax examination assistance.

         All non-audit services were reviewed with the Audit Committee, which concluded that the provision of such services by PricewaterhouseCoopers LLP was compatible with the maintenance of that firm's independence in the conduct of its auditing functions.

                                  OTHER MATTERS

         We bear all expenses incurred in connection with the solicitation of proxies. We will reimburse brokers, fiduciaries and custodians for their costs in forwarding proxy materials to beneficial owners of Common Stock held in their names.

         Our directors and officers and employees may also solicit proxies by mail, telephone and personal contact. They will not receive any additional compensation for these activities.

         The form of this proxy statement has been approved by the Board of Directors and is being mailed and delivered to stockholders by its authority.



                                            BRAD EASTMAN
                                            Vice President, Chief Administrative
                                            Officer and Secretary

Stafford, Texas
April 30, 2003

         THE 2002 ANNUAL REPORT TO STOCKHOLDERS INCLUDES OUR FINANCIAL STATEMENTS FOR THE FISCAL YEAR ENDED DECEMBER 31, 2002. WE HAVE MAILED THE 2002 ANNUAL REPORT TO ALL STOCKHOLDERS. THE 2002 ANNUAL REPORT DOES NOT FORM ANY PART OF THE MATERIAL FOR THE SOLICITATION OF PROXIES.

                                   APPENDIX A

                               INPUT/OUTPUT, INC.
                             AUDIT COMMITTEE CHARTER


The Audit Committee is appointed by the Board to assist the Board in monitoring
(1) the integrity of the financial statements of the Company; (2) the compliance by the Company with legal and regulatory requirements; (3) the independence and performance of the Company's external auditors, and (4) the performance of the Company's internal audit function.

The Audit Committee shall consist of a minimum of three directors. The members of the Audit Committee shall meet the independence and experience requirements of the New York Stock Exchange or a valid exemption thereto. All members of shall have sufficient financial experience and ability to enable them to discharge their responsibilities and at least one member shall be a financial expert, as defined under relevant law. Committee members shall not simultaneously serve on the audit committees of more than three public companies. The members of the Audit Committee shall be appointed by the Board.

The Audit Committee shall have the authority to retain special legal, accounting or other consultants to advise the Committee. The Audit Committee may request any officer or employee of the Company or the Company's outside counsel or independent auditor to attend a meeting of the Committee or to meet with any members of, or consultants to, the Committee.

The Audit Committee shall make regular reports to the Board.

The Audit Committee shall:

         1. Review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Board for approval.

         2. Review the annual audited financial statements with management and the independent auditor, including major issues regarding accounting and auditing principles and practices, the adequacy of internal controls that could significantly affect the Company's financial statements, as well as matters required to be reviewed under applicable legal, regulatory or New York Stock Exchange requirements.

         3. Review an analysis prepared by management and the independent auditor of significant financial reporting issues and judgments made in connection with the preparation of the Company's financial statements.

         4. Review with management and the independent auditor of the Company's earnings press releases and financial information and earnings guidance prior to the release of such statements to the public and the filing of its Form 10-Q.

         5. Meet periodically with management and the independent auditor to review the Company's major financial risk exposures and the steps management has taken to monitor and control such exposures.

         6. Meet periodically with management and any consultants the Audit Committee or Management shall deem necessary to review the Company's major risk exposures to the security of the Company's employees, physical assets or information systems.

         7. Review Company's financial reporting and accounting principles, significant changes in such principles or in their application and key accounting decisions affecting the Company's financial statements, including alternatives to, and the rationale for, the decisions made.

         8. Exercise the sole authority and responsibility to select, evaluate and, if necessary, replace the independent auditor.

         9. Exercise the sole authority to approve the fees to be paid to the independent auditor and the terms of the engagement and the Committee or a member must pre-approve any non-audit service provided to the Company by the independent auditor.

         10. Receive written periodic reports from the independent auditor regarding the auditor's independence, discuss such reports with the auditor, and if so determined by the Audit Committee, take appropriate action to satisfy itself of the independence of the auditor.

         11. Review written periodic reports from the independent auditor regarding the auditing firm's internal quality-control procedures, any material issues raised within the preceding five years by the auditing firm's internal quality-control reviews, by peer reviews of the firm, or by any governmental or other inquiry or investigation relating to any audit conducted by the firm.

         12. Meet with the independent auditor prior to the audit to review the planning and staffing of the audit.

         13. Obtain reports from management and the independent auditor that the Company's subsidiary/foreign affiliated entities are in conformity with applicable legal requirements and the Company's Code of Ethics.

         14. Discuss with the independent auditor the matters required to be discussed by Statement on Auditing Standards No. 61 relating to the conduct of the audit.

         15. Review with the independent auditor any problems or difficulties the auditor may have encountered and any management letter provided by the auditor and the Company's response to that letter. Such review should include any difficulties encountered in the course of the audit work, including any restrictions on the scope of activities or access to required information.

         16. Prepare the report required by the rules of the Securities and Exchange Commission to be included in the Company's annual proxy statement.

         17. Review and investigate any matters pertaining to the integrity of management, including conflicts of interest, or adherence to standards of business conduct as required in the policies of the Company, including a regular review of the compliance process in general.

         18. Review with the Company's General Counsel legal matters that may have a material impact on the financial statements, the Company's compliance policies and any material reports or inquiries received from regulators or governmental agencies.

         19. Meet at least quarterly with the Chief Financial Officer and the independent auditor in separate sessions.

         20. Review with management or such others as the Committee deems appropriate, the Company's internal system of audit and financial controls and the results of internal audits.

While the Audit Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company's financial statements are complete and accurate and are in accordance with generally accepted accounting principles. This is the responsibility of management and the independent auditor. Nor is it the duty of the Audit Committee to conduct investigations, to resolve disagreements, if any, between management and the independent auditor or to assure compliance with laws and regulations and the Company's Code of Ethics.

                               INPUT/OUTPUT, INC.

                         2003 EMPLOYEE STOCK OPTION PLAN


                                   ARTICLE 1

                                      PLAN

         1.1 PURPOSE. This Plan is a plan for key Employees (including officers and Employee directors) of the Company and its Affiliates and is intended to advance the best interests of the Company, its Affiliates, and its stockholders by providing those persons who have substantial responsibility for the management and growth of the Company and its Affiliates with additional incentives and an opportunity to obtain or increase their proprietary interest in the Company, thereby encouraging them to continue in the employ of the Company or any of its Affiliates.

         1.2 EFFECTIVE DATE OF PLAN. This Plan is effective March 27, 2003, so long as within one year of that date it shall have been approved by at least a majority vote of stockholders casting a vote in person or by proxy at a duly held stockholders' meeting, or if the provisions of the corporate charter, by-laws or applicable state law prescribes a greater degree of stockholder approval for this action, the approval by the holders of that percentage, at a duly held meeting of stockholders. No Option shall be granted pursuant to this Plan after March 27, 2013.

                                   ARTICLE 2

                                  DEFINITIONS

         Except as defined elsewhere herein, the words and phrases defined in this Article shall have the meaning set out in these definitions throughout this Plan, unless the context in which any such word or phrase appears reasonably requires a broader, narrower, or different meaning.

         2.1 "AFFILIATE" means any parent corporation and any subsidiary corporation. The term "parent corporation" means any corporation (other than the Company) in an unbroken chain of corporations ending with the Company if, at the time of the action or transaction, each of the corporations other than the Company owns stock possessing 50 percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in the chain. The term "subsidiary corporation" means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company if, at the time of the action or transaction, each of the corporations other than the last corporation in the unbroken chain owns stock possessing 50 percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in the chain.

         2.2 "BOARD OF DIRECTORS" means the board of directors of the Company.

         2.3 "CHANGE IN CONTROL OF THE COMPANY" shall mean the occurrence of any of the following, after the Effective Date:

                           (a) the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act, or any successor statute) (a "Covered Person") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 51 percent (51%) or more of either (i) the then outstanding shares of Common Stock (the "Outstanding Company Common Stock"), or (ii) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the "Outstanding Company Voting Securities"); provided, however, that for purposes of this Section 2.3, the following acquisitions shall not constitute a Change in Control:
         (i) any acquisition directly from the Company, (ii) any acquisition by the Company, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any entity controlled by the Company, or (iv) any acquisition by any corporation pursuant to a transaction which complies with Section 2.3(c)(i), (ii) or (iii); or

                           (b) individuals who, as of the Effective Date, constitute the Board (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the Effective Date whose election, or nomination for election by the Company's stockholders, was approved by a vote of at least two-thirds of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Covered Person other than the Board; or

                           (c) consummation of (xx) a reorganization, merger, amalgamation, consolidation, sale or other form of business combination of the Company or any subsidiary of the Company, or (yy) a sale, lease, exchange, disposition or other transfer of all or substantially all of the assets of the Company (a "Business Combination"), in each case, unless, following such Business Combination, (i) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 60 percent (60%) of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation or entity resulting from such Business Combination (including, without limitation, a corporation or entity which as a result of such transaction owns the Company or all or substantially all of the Company's assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (ii) no Covered Person (excluding any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 51 percent (51%) or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation, except to the extent that such ownership existed prior to the Business Combination, and (iii) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination, were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board of Directors, providing for such Business Combination; or

                           (d) approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

         2.4      "CODE" means the Internal Revenue Code of 1986, as amended.

         2.5 "COMMITTEE" means the Compensation Committee of the Board of Directors or such other committee designated by the Board of Directors. The Committee shall be comprised solely of members who are both Non-Employee Directors and Outside Directors.

         2.6      "COMPANY" means Input/Output, Inc.

         2.7 "DISABILITY" means a mental or physical disability as determined under the then-established policies of the Company.

         2.8      "EFFECTIVE DATE" means March 27, 2003.

         2.9 "EXCHANGE ACT" means the Securities and Exchange Act of 1934, as amended from time to time.

         2.10 "EMPLOYEE" means a person employed by the Company or any Affiliate to whom an Option is granted. For purposes of the foregoing sentence, "Employees" shall include consultants. "Employees" shall also include prospective consultants and Employees to whom Options are granted in connection with written offers of service and employment; provided however, that no such Options may become vested or exercisable until the person commences service or employment.

         2.11 "FAIR MARKET VALUE" of the Stock as of any date means (a) the average of the high and low sale prices of the Stock on that date on the New York Stock Exchange; or (b) if the Stock is not listed on the New York Stock Exchange, the average of the high and low sale prices of the Stock on that date as reported on the principal securities exchange on which the Stock is listed; or (c) if the Stock is not listed on a securities exchange, the average of the high and low sale prices of the Stock on that date as reported on the NASDAQ National Market System; or (d) if the Stock is not listed on the NASDAQ National Market System, the average of the high and low bid quotations for the Stock on that date as reported by the National Quotation Bureau Incorporated; or (e) if none of the foregoing is applicable, an amount at the election of the Committee equal to the (x) the average between the closing bid and ask prices per Share of Stock on the last preceding date on which those prices were reported or (y) that amount as determined by the Committee in its sole discretion.

         2.12 "MATURE SHARES" means shares of Stock that the Employee has held for at least six months.

         2.13 "NON-EMPLOYEE DIRECTOR" means a `non-employee director" as that term is defined in Rule 16b-3 under the Exchange Act.

         2.14 "OPTION" means an Option granted under this Plan to purchase shares of Stock.

         2.15 "OPTION AGREEMENT" means the written agreement which sets out the terms of an Option.

         2.16 "OPTIONEE" means a person who is granted an Option under the Plan.

         2.17 "OUTSIDE DIRECTOR" means a member of the Board of Directors serving on the Committee who satisfies the criteria of section 162(m) of the Code.

         2.18 "PLAN" means the Input/Output, Inc. 2003 Employee Stock Option Plan, as set out in this document and as it may be amended from time to time.

         2.19 "RETIRE" or "RETIREMENT" means retirement in good standing from the employ of the Company and all Affiliates for reason of age under then-established policies of the Company and the Affiliates.

         2.20 "STOCK" means the common stock of the Company, $0.01 par value or, in the event that the outstanding shares of common stock are later changed into or exchanged for a different class of stock or securities of the Company or another corporation, that other stock or security.

                                   ARTICLE 3

                                   ELIGIBILITY

         The individuals who shall be eligible to receive Options shall be those key Employees of the Company or any of its Affiliates as the Committee shall determine from time to time. However, no member of the Committee shall be eligible to receive any Option or to receive stock, stock options, or stock appreciation rights under any other plan of the Company or any of its Affiliates, if to do so would cause the individual not to be a Non-Employee Director or Outside Director. The Board of Directors may designate one or more individuals who shall not be eligible to receive any Option under this Plan or under other similar plans of the Company.

                                   ARTICLE 4

                     GENERAL PROVISIONS RELATING TO OPTIONS

         4.1 AUTHORITY TO GRANT OPTIONS. The Committee may grant to those key Employees of the Company or any of its Affiliates, as it shall from time to time determine, Options under the terms and conditions of this Plan. Subject only to any applicable limitations set out in this Plan, the number of shares of Stock to be covered by any Option to be granted to an Employee of the Company or any of its Affiliates shall be as determined by the Committee.

         4.2 DEDICATED SHARES. The total number of shares of Stock with respect to which Options may be granted under the Plan shall be 1,500,000 shares. The maximum number of shares subject to Options which may be issued to any Employee under the Plan during each Plan Year is 1,350,000 shares. The shares may be treasury shares or authorized but unissued shares. The number of shares stated in this Section 4.2 shall be subject to adjustment in accordance with the provisions of Section 4.5.

         In the event that any outstanding Option shall expire or terminate for any reason or any Option is surrendered, the shares of Stock allocable to the unexercised portion of that Option may again be subject to an Option under the Plan.

         4.3 NON-TRANSFERABILITY. Options shall not be transferable by the Optionee otherwise than by will or under the laws of descent and distribution, and shall be exercisable, during the Optionee's lifetime, only by him.

         4.4 REQUIREMENTS OF LAW. The Company shall not be required to sell or issue any Stock under any Option if issuing that Stock would constitute or result in a violation by the Optionee or the Company of any provision of any law, statute, or regulation of any governmental authority. Specifically, in connection with any applicable statute or regulation relating to the registration of securities, upon exercise of any Option, the Company shall not be required to issue any Stock unless the Committee has received evidence satisfactory to it to the effect that the holder of that Option will not transfer the Stock except in accordance with applicable law, including receipt of an opinion of counsel satisfactory to the Company to the effect that any proposed transfer complies with applicable law. The determination by the Committee on this matter shall be final, binding and conclusive. The Company may, but shall in no event be obligated to, register any Stock covered by this Plan pursuant to applicable securities laws of any country or any political subdivision. In the event the Stock issuable on exercise of an Option is not registered, the Company may imprint on the certificate evidencing the Stock the following legend or any other legend that counsel for the Company considers necessary or advisable to comply with applicable law:

                  THE SHARES OF STOCK REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR UNDER THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE SOLD OR TRANSFERRED EXCEPT UPON SUCH REGISTRATION OR UPON RECEIPT BY THE CORPORATION OF AN OPINION OF COUNSEL SATISFACTORY TO THE CORPORATION, IN FORM AND SUBSTANCE SATISFACTORY TO THE CORPORATION, THAT REGISTRATION IS NOT REQUIRED FOR SUCH SALE OR TRANSFER.

         The Company may, but shall in no event be obligated to, register any securities covered hereby pursuant to the Securities Act of 1933 (as now in effect or as hereafter amended), and in the event any shares are so registered, the Company may remove any legend on certificates representing such shares. The Company shall not be obligated to take any other affirmative action in order to cause the exercise of an Option and the issuance of shares thereunder, to comply with any law or regulation of any governmental authority.

         4.5      CHANGES IN THE COMPANY'S CAPITAL STRUCTURE.

         The existence of outstanding Options shall not affect in any way the right or power of the Company or its stockholders to make or authorize any and all adjustments, recapitalizations, reorganizations or other changes in the Company's capital structure or its business, or any merger or consolidation of the Company, or any issue of bonds, debentures, preferred or prior preference stock ahead of or affecting the Stock or its rights, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

         If the Company shall effect a subdivision or consolidation of shares or other capital readjustment, the payment of a stock dividend, or other increase or reduction of the number of shares of the Stock outstanding, without receiving compensation for it in money, services or property, then (i) the number, class, and per share price of shares of Stock subject to outstanding Options under the Plan shall be appropriately adjusted in such a manner so as to entitle an Optionee to receive upon exercise of an Option, for the same aggregate cash consideration, the equivalent total number and class of shares such Optionee would have received had such Optionee exercised his or her Option in full immediately prior to the event requiring the adjustment, and (ii) the number and class of shares of Stock then reserved to be issued under the Plan shall be adjusted by substituting for the total number and class of shares of Stock then reserved, that number and class of shares of Stock that would have been received by the owner of an equal number of outstanding shares of each class of Stock as the result of the event requiring the adjustment.

         If while unexercised Options remain outstanding under the Plan (i) the Company shall not be the surviving entity in any merger, consolidation or other reorganization (or survives only as a subsidiary of an entity other than an entity that was wholly-owned by the Company immediately prior to such merger, consolidation or other reorganization), (ii) the Company sells, leases or exchanges or agrees to sell, lease or exchange all or substantially all of its assets to any other person or entity (other than an entity that is wholly-owned by the Company), (iii) the Company is to be dissolved, or (iv) the Company is a party to any other corporate transaction (as defined under section 424(a) of the Code and applicable Treasury Regulations) that is not described in clauses (i), (ii) or (iii) of this sentence (each such event is referred to herein as a "Corporate Change"), then (x) except as otherwise provided in an Option Agreement or as a result of the effectuation of one or more of the alternatives described below, there shall be no acceleration of the time at which any Option then outstanding may be exercised, and (y) no later than ten days after the approval by the stockholders of the Company of such Corporate Change, the Board of Directors or the Committee, acting in their sole and absolute discretion without the consent or approval of any Optionee, shall act to effect one or more of the following alternatives, which may vary among individual Optionees and which may vary among Options held by any individual Optionee:

                           (1) accelerate the time at which some or all of the Options then outstanding may be exercised so that such Options may be exercised in full for a limited period of time on or before a specified date (before or after such Corporate Change) fixed by the Committee or the Board of Directors, after which specified date all such Options that remain unexercised and all rights of Optionees thereunder shall terminate;

                           (2) require the mandatory surrender to the Company by all or selected Optionees of some or all of the then-outstanding Options held by such Optionees (regardless of whether such Options are then exercisable under the provisions of the Plan or the Option Agreements evidencing such Options) as of a date, before or after such Corporate Change, specified by the Committee or the Board of Directors, in which event the Committee or the Board of Directors shall thereupon cancel such Options and the Company shall pay to each such Optionee an amount of cash per share equal to the excess, if any, of the per share price offered to stockholders of the Company in connection with such Corporate Change over the exercise price(s) under such Options for such shares;

                           (3) with respect to all or selected Optionees, have some or all of their then-outstanding Options (whether vested or unvested) assumed or have a new Option substituted for some or all of their then-outstanding Options (whether vested or unvested) by an entity that is a party to the transaction resulting in such Corporate Change and that is then employing him, or a parent or subsidiary of such entity, provided that (A) such assumption or substitution is on a basis in which the excess of the aggregate fair market value of the shares subject to the Option immediately after the assumption or substitution over the aggregate exercise price of such shares is equal to the excess of the aggregate fair market value of all shares subject to the Option immediately before such assumption or substitution over the aggregate exercise price of such shares, and (B) the assumed rights under such existing Option or the substituted rights under such new Option, as the case may be, will have the same terms and conditions as the rights under the existing Option assumed or substituted for, as the case may be;

                           (4) provide that the number and class of shares of Stock covered by an Option (whether vested or unvested) theretofore granted shall be adjusted so that such Option when exercised shall thereafter cover the number and class of shares of stock or other securities or property (including, without limitation, cash) to which the Optionee would have been entitled pursuant to the terms of the agreement or plan (or both) relating to such Corporate Change if, immediately prior to such Corporate Change, the Optionee had been the holder of record of the number of shares of Stock then covered by such Option; or

                           (5) make such adjustments to Options then outstanding as the Committee or the Board of Directors deems appropriate to reflect such Corporate Change (provided, however, that the Committee or the Board of Directors may determine in their sole and absolute discretion that no such adjustment is necessary).

         In effecting one or more of alternatives (3), (4) or (5) above and except as otherwise may be provided in an Option Agreement, the Committee or the Board of Directors, in their sole and absolute discretion and without the consent or approval of any Optionee, may accelerate the time at which some or all Options then outstanding may be exercised.

         If changes occur in the outstanding Stock by reason of recapitalizations, reorganizations, mergers, consolidations, combinations, exchanges or other relevant changes in capitalization occurring after the date of the grant of any Option and not otherwise provided for by this Section 4.5, then any outstanding Options and any agreements evidencing such Options shall be subject to adjustment by the Committee or the Board of Directors in their sole and absolute discretion as to the number and price of shares of stock or other consideration subject to such Options. If any such change occurs in the outstanding Stock, then the aggregate number of shares available under the Plan may be appropriately adjusted by the Committee or the Board of Directors, whose determination shall be conclusive.

         The issue by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, for cash or property, or for labor or services either upon direct sale or upon the exercise of rights or warrants to subscribe for them, or upon conversion of shares or obligations of the Company convertible into shares or other securities, shall not affect, and no adjustment by reason of such issuance shall be made with respect to, the number, class, or price of shares of Stock then subject to outstanding Options.

         4.6 ACCELERATION. The Committee may, in its discretion, provide for the automatic acceleration upon a Change of Control of the Company, of the time at which any Option will become exercisable and/or vested, by including a provision to such effect in an Optionee's Option Agreement. The Committee may also accelerate exercisability and/or vesting at such other times as it may determine in its sole discretion.

         4.7 ELECTION UNDER SECTION 83(B) OF THE CODE. No Optionee shall exercise the election permitted under section 83(b) of the Code without written approval of the Committee. Any Optionee doing so shall forfeit all Options issued to him under this Plan.

                                   ARTICLE 5

                                     OPTIONS

         5.1 TYPE OF OPTION. Options granted under the Plan are not intended to be governed by section 422 of the Code.

         5.2 OPTION PRICE. The price at which Stock may be purchased under an Option shall not be less than the greater of: (a) 100 percent (100%) of the Fair Market Value of the shares of Stock on the date the Option is granted or
(b) the aggregate par value of the shares of Stock on the date the Option is granted. The Committee in its discretion may provide that the price at which shares of Stock may be purchased under an Option shall be more than 100 percent (100%) of Fair Market Value.

         5.3 DURATION OF OPTIONS. No Option shall be exercisable after the expiration of ten (10) years from the date the Option is granted.

         5.4 AMOUNT EXERCISABLE. Each Option may be exercised from time to time, in whole or in part, in the manner and subject to the conditions the Committee, in its sole discretion, may provide in the Option Agreement, as long as the Option is valid and outstanding.

         5.5      EXERCISE OF OPTIONS.

                           (a) Forms of Consideration Authorized. The exercise of an Option shall be made only by a written notice delivered in person, by telecopy or by mail to the Secretary of the Company at the Company's principal executive office, specifying the number of shares of Stock to be purchased and accompanied by payment therefor and otherwise in accordance with the Agreement pursuant to which the Option was granted. The purchase price for any shares of Stock purchased pursuant to the exercise of an Option shall be paid in full upon such exercise by any one or a combination of the following: (i) by payment in cash, certified check, bank draft or postal or express money order payable to the order of the Company for an amount equal to the exercise price under the Option, (ii) by tender to the Company of Mature Shares with a Fair Market Value on the date of exercise equal to the exercise price under the Option, (iii) by delivery of a properly executed notice of exercise together with irrevocable instructions to a broker or dealer providing for the assignment to the Company of the proceeds of a sale or loan with respect to some or all of the shares being acquired upon the exercise of the Option (a "Cashless Exercise"), or (iv) by such other terms and conditions as may be approved by the Committee to the extent permitted by applicable law.

                           (b)      Limitations on Forms of Consideration.

                                    (i)      General Restrictions. The Committee
         shall not permit an Optionee to pay his exercise price upon the exercise of an Option by having the Company reduce the number of shares of Stock that will be delivered to the Optionee pursuant to the exercise of the Option. In addition, the Committee shall not permit an Optionee to pay his exercise price upon the exercise of an Option by using shares of Stock other than Mature Shares.

                                    No fractional shares of Stock (or cash in
         lieu thereof) shall be issued upon exercise of an Option and the number of shares that may be purchased upon exercise shall be rounded to the nearest number of whole shares.

                                    (ii)     Mature Shares. If Mature Shares are
         used for payment by the Optionee, the aggregate Fair Market Value of the Mature Shares tendered must be equal to or less than the aggregate exercise price of the shares being purchased upon exercise of the Option, and any difference must be paid by cash, certified check, bank draft or postal or express money order payable to the order of the Company. Delivery of the shares shall be deemed effected for all purposes when a stock transfer agent of the Company shall have deposited the certificates in the United States mail, addressed to the Optionee or to the Optionee's designated broker or dealer, at the address specified by the Optionee.

                                    Whenever an Option is exercised by
         exchanging Mature Shares owned by the Optionee, the Optionee shall deliver to the Company certificates registered in the name of the Optionee representing a number of shares of Stock legally and beneficially owned by the Optionee, free of all liens, claims and encumbrances of every kind, accompanied by stock powers duly endorsed in blank by the record holder of the shares represented by the certificates (with signature guaranteed by a commercial bank or trust company or by a brokerage firm having a membership on a registered national stock exchange). The delivery of certificates upon the exercise of Options is subject to the condition that the person exercising the Option provide the Company with the information the Company might reasonably request pertaining to exercise, sale or other disposition. If requested by the Secretary of the Company, the Optionee shall deliver the Agreement evidencing the Option to the Secretary of the Company who shall endorse thereon a notation of such exercise and return such Agreement to the Optionee.

                                    (iii)    Cashless Exercise. The Company
         reserves, at any and all times, the right, in the Company's sole and absolute discretion, to establish, decline to approve or terminate any program or procedures for the exercise of Options by means of a Cashless Exercise.

         5.6 EXERCISE ON TERMINATION OF EMPLOYMENT. Unless it is expressly provided otherwise in the Option Agreement, Options shall (a) terminate one day less than three months after severance of employment of the Employee from the Company and all Affiliates for any reason, with or without cause, other than death, Retirement under the then established rules of the Company, or severance for Disability, and (b) be exercisable only to the extent such Options are exercisable at the time of the Employee's severance of employment. Whether authorized leave of absence or absence on military or government service shall constitute severance of the employment of the Employee shall be determined by the Committee at that time.

         In determining the employment relationship between the Company and the Employee, employment by any Affiliate shall be considered employment by the Company, as shall employment by a corporation issuing or assuming a stock option in a transaction to which section 424(a) of the Code applies, or by a parent corporation or subsidiary corporation of the corporation issuing or assuming a stock option (and for this purpose, the phrase "corporation issuing or assuming a stock option" shall be substituted for the word "Company" in the definitions of parent corporation and subsidiary corporation in Section 2.1, and the parent-subsidiary relationship shall be determined at the time of the corporate action described in section 424(a) of the Code).

         5.7 DEATH. If, before the expiration of an Option, the Employee, whether in the employ of the Company or after he has Retired or was severed for Disability, dies, the Option shall continue until the earlier of the Option's expiration date or one year following the date of his death, unless it is expressly provided otherwise in the Option Agreement. After the death of the Employee, his executors, administrators or any persons to whom his Option may be transferred by will or by the laws of descent and distribution shall have the right, at any time prior to the Option's expiration or termination, whichever is earlier, to exercise it, to the extent to which he was entitled to exercise it immediately prior to his death, unless it is expressly provided otherwise in the Option Agreement.

         5.8 RETIREMENT. Unless it is expressly provided otherwise in the Option Agreement, if before the expiration of an Option, the Employee shall be Retired in good standing from the employ of the Company under the then established rules of the Company, the Option shall terminate on the earlier of the Option's expiration date or one day less than one year after his Retirement. In the event of Retirement, the Employee shall have the right prior to the termination of the Option to exercise the Option, to the extent to which he was entitled to exercise it immediately prior to his Retirement, unless it is expressly provided otherwise in the Option Agreement.

         5.9 DISABILITY. If, before the expiration of an Option, the Employee shall be severed from the employ of the Company for Disability, the Option shall terminate on the earlier of the Option's expiration date or one day less than one year after the date he was severed because of Disability, unless it is expressly provided otherwise in the Option Agreement. In the event that the Employee shall be severed from the employ of the Company for Disability, the Employee shall have the right prior to the termination of the Option to exercise the Option, to the extent to which he was entitled to exercise it immediately prior to his Retirement or severance of employment for Disability, unless it is expressly provided otherwise in the Option Agreement.

         5.10 SUBSTITUTION OPTIONS. Options may be granted under this Plan from time to time in substitution for stock options held by employees of other corporations who are about to become Employees of or affiliated with the Company or any Affiliate as the result of a merger or consolidation of the employing corporation with the Company or any Affiliate, or the acquisition by the Company or any Affiliate of the assets of the employing corporation, or the acquisition by the Company or any Affiliate of stock of the employing corporation as the result of which it becomes an Affiliate of the Company. The terms and conditions of the substitute Options granted may vary from the terms and conditions set out in this Plan to the extent the Committee, at the time of grant, may deem appropriate to conform, in whole or in part, to the provisions of the stock options in substitution for which they are granted.

         5.11 NO RIGHTS AS STOCKHOLDER. No Employee shall have any rights as a stockholder with respect to Stock covered by his Option until the date a stock certificate is issued for the Stock.

                                   ARTICLE 6

                                 ADMINISTRATION

         6.1 COMMITTEE. This Plan shall be administered by the Committee. All questions of interpretation and application of this Plan and Options shall be subject to the determination of the Committee. A majority of the members of the Committee shall constitute a quorum. All determinations of the Committee shall be made by a majority of its members. Any decision or determination reduced to writing and signed by a majority of the members shall be as effective as if it had been made by a majority vote at a meeting properly called and held. In carrying out its authority under this Plan, the Committee shall have full and final authority and discretion, including but not limited to the following rights, powers and authorities, to:

                  (a) determine the Employees to whom and the time or times at which Options will be made,

                  (b) determine the number of shares and the exercise price of Stock covered in each Option, subject to the terms of the Plan,

                  (c) determine the terms, provisions and conditions of each Option, which need not be identical,

                  (d) accelerate the time at which any outstanding Option may be exercise,

                  (e) define the effect, if any, on an Option of the death, Disability, Retirement, or termination of employment of the Employee,

                  (f) prescribe, amend and rescind rules and regulations relating to administration of this Plan, and

                  (g) make all other determinations and take all other actions deemed necessary, appropriate, or advisable for the proper administration of this Plan.

         The actions of the Committee in exercising all of the rights, powers, and authorities set out in this Article and all other Articles of this Plan, when performed in good faith and in its sole judgment, shall be final, conclusive and binding on all parties.

                                   ARTICLE 7

                        AMENDMENT OR TERMINATION OF PLAN

         7.1 AMENDMENT OR TERMINATION OF THE PLAN. The Board of Directors of the Company may amend, terminate or suspend this Plan at any time, in its sole and absolute discretion; provided, however, that (a) no plan or program providing for either (a) the amendment of outstanding Options to reduce the exercise price thereof or (b) the cancellation of outstanding Options and the grant in substitution therefore of new Options having an exercise price that is less than the original exercise price (as adjusted pursuant to Section 4.5) shall be approved or adopted without the approval of the Company's stockholders, and (b) no amendment to this Plan will have the effect of adversely modifying the terms of any outstanding Option without the written consent of the particular affected Optionee.

         7.2 AMENDMENT OF OPTIONS. The Committee may at any time or times amend any outstanding Option or Options for the purpose of satisfying the requirements of changes in applicable laws or regulations or the rules of any national securities exchange or interdealer quotation service on which the Stock is then listed or approved for quotation. Further, the Committee may, with the consent of the holder of an Option, make such modifications or amendments to such Option as it shall deem advisable. Notwithstanding the foregoing, except for adjustments pursuant to Section 4.5, the Committee may not modify or amend outstanding Options to reduce the exercise price thereof, or cancel outstanding Options and grant substitute Options having an exercise price that is less than the original exercise price (as it may be adjusted pursuant to Section 4.5) therefor for the purpose of repricing, replacing or regranting such Options without the approval of the Company's stockholders.

                                   ARTICLE 8

                                  MISCELLANEOUS

         8.1 NO ESTABLISHMENT OF A TRUST FUND. No property shall be set aside nor shall a trust fund of any kind be established to secure the rights of any Employee under this Plan.

         8.2 NO EMPLOYMENT OBLIGATION. The granting of any Option shall not constitute an employment contract, express or implied, nor impose upon the Company or any Affiliate any obligation to employ or continue to employ any Employee. The right of the Company or any Affiliate to terminate the employment of any person shall not be diminished or affected by reason of the fact that an Option has been granted to him.

         8.3 FORFEITURE. Notwithstanding any other provisions of this Plan, if the Committee finds by a majority vote after full consideration of the facts that the Employee, before or after termination of his employment with the Company or an Affiliate for any reason committed or engaged in fraud, embezzlement, theft, commission of a felony, or proven dishonesty in the course of his employment by the Company or an Affiliate, which conduct has demonstrably damaged the Company or Affiliate, the Employee shall forfeit all outstanding Options, including all exercised Options pursuant to which the Company has not yet delivered a stock certificate.

         The decision of the Committee as to the cause of the Employee's discharge, and the damage done to the Company or an Affiliate, shall be final. No decision of the Committee, however, shall affect the finality of the discharge of the Employee by the Company or an Affiliate in any manner.

         8.4      TAX WITHHOLDING.

                           (a) The Company or any Affiliate shall be entitled to deduct from other compensation payable to each Employee any sums required by federal, state, or local tax law to be withheld with respect to the grant or exercise of an Option. In the alternative, the Company may require the Employee (or other person exercising the Option) to pay the sum directly to the employer corporation. If the Employee (or other person exercising the Option) is required to pay the sum directly, payment in cash or by check of such sums for taxes shall be delivered within ten days after the date of exercise. In satisfaction of the payment of such sum to the Company or any Affiliate, the Employee may make a written election, which may be accepted or rejected in the discretion of the Chief Financial Officer of the Company, to have withheld a portion of the shares of Stock issuable to him or her upon exercise of the Option having an aggregate Fair Market Value, on the date of exercise, equal to or less than the amount required to be withheld, provided that the Fair Market Value of the shares held back shall not exceed the Company's or Affiliate's minimum statutory withholding tax obligations.

                           (b) The Company and its Affiliates shall have no obligation upon exercise of any Option to issue any shares of Stock until the Company has received payment sufficient to cover all sums due with respect to that exercise. The Company and its Affiliates shall not be obligated to advise an Employee of the existence of the tax or the amount which the employer corporation will be required to withhold.

         8.5 WRITTEN AGREEMENT. Each Option shall be embodied in a written Option Agreement which shall be subject to the terms and conditions of this Plan and shall be signed by the Employee and by a member of the Committee on behalf of the Committee and an executive officer of the Company other than the Employee, on behalf of the Company. The Option Agreement may contain any other provisions that the Committee in its discretion shall deem advisable which are not inconsistent with the terms of this Plan.

         8.6 INDEMNIFICATION OF THE COMMITTEE AND THE BOARD OF DIRECTORS. With respect to administration of this Plan, the Company shall indemnify each present and future member of the Committee and the Board of Directors against, and each member of the Committee and the Board of Directors shall be entitled without further act on his part to indemnity from the Company for, all expenses (including attorney's fees, the amount of judgments and the amount of approved settlements made with a view to the curtailment of costs of litigation, other than amounts paid to the Company itself) reasonably incurred by him in connection with or arising out of any action, suit, or proceeding in which he may be involved by reason of his being or having been a member of the Committee and/or the Board of Directors, whether or not he continues to be a member of the Committee and/or the Board of Directors at the time of incurring the expenses. However, this indemnity shall not include any expenses incurred by any member of the Committee and/or the Board of Directors in respect of matters as to which he shall be finally adjudged in any action, suit or proceeding to have been guilty of gross negligence or willful misconduct in the performance of his duty as a member of the Committee or the Board of Directors. In addition, no right of indemnification under this Plan shall be available to or enforceable by any member of the Committee and the Board of Directors unless, within 60 days after institution of any action, suit or proceeding, he shall have offered the Company, in writing, the opportunity to handle and defend same at its own expense. This right of indemnification shall inure to the benefit of the heirs, executors or administrators of each member of the Committee and the Board of Directors and shall be in addition to all other rights to which a member of the Committee and/or the Board of Directors may be entitled as a matter of law, contract, or otherwise.

         8.7 GENDER. If the context requires, words of one gender when used in this Plan shall include the others and words used in the singular or plural shall include the other.

         8.8 HEADINGS. Headings of Articles and Sections are included for convenience of reference only and do not constitute part of this Plan and shall not be used in construing the terms of this Plan.

         8.9 OTHER COMPENSATION PLANS. The adoption of this Plan shall not affect any other stock option, incentive or other compensation or benefit plans in effect for the Company or any Affiliate, nor shall this Plan preclude the Company from establishing any other forms of incentive or other compensation for Employees of the Company or any Affiliate.

         8.10 OTHER OPTIONS. The grant of an Option shall not confer upon the Employee the right to receive any future or other Options under this Plan, whether or not Options may be granted to similarly situated Employees, or the right to receive future Options upon the same terms or conditions as previously granted.

         8.11 GOVERNING LAW. The provisions of this Plan shall be construed, administered, and governed under the laws of the State of Texas.

                                [ ] Mark this box with an X if you have made changes to your name or address details above.

ANNUAL MEETING PROXY CARD

A    ELECTION OF DIRECTORS

1.    A vote FOR the following nominees is recommended by the Board of
      Directors:

A. To elect the following two (2) members Board of to the Directors to serve until the 2006 Annual Meeting of Stockholders or until their respective successors are elected and qualify:

                                           FOR               WITHHOLD

01 - Theodore H. Elliott, Jr.             [   ]                [   ]

02 - James M. Lapeyre, Jr.                [   ]                [   ]

B    ISSUES

A vote FOR the following proposals is recommended by the Board of Directors:

                                                  For     Against      Abstain

2.   To approve the Input/Output, Inc. 2003
     Stock Option Plan.                           [  ]      [  ]        [  ]

3.   To ratify the appointment of
     PricewaterhouseCoopers LLP as I/O's
     independent auditors for 2003.               [  ]      [  ]        [  ]

C AUTHORIZED SIGNATURES - SIGN HERE - THIS SECTION MUST BE COMPLETED FOR YOUR INSTRUCTIONS TO BE EXECUTED.

The undersigned hereby revokes all previous proxies given. This Proxy may be revoked at any time Receipt of the accompanying Proxy Statement and prior to a vote thereon. Annual Report of the Company for the fiscal year ended December 31, 2002 is hereby acknowledged.

Please sign exactly as your name(s) appears on If shares stand of record in the names of two or more persons or in the name of husband and this card. wife, whether as joint tenants or otherwise, both or all of such persons should sign this Proxy. If shares are held of record by a corporation, this Proxy should be executed by the President or Vice President and the Secretary or Assistant Secretary, and the corporate seal should be affixed thereto. Executors or administrators or other fiduciaries who execute this Proxy for a deceased stockholder should give their full title. Please date the Proxy.

Signature 1 - Please keep signature within the box


---------------------------------------------------------


Signature 2 - Please keep signature within the box


---------------------------------------------------------

Date (mm/dd/yyyy)



---------------------------------------------------------

================================================================================
PROXY - INPUT/OUTPUT, INC.
================================================================================

PROXY FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 11, 2003

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints James M. Lapeyre, Jr. and Larry E. Denver, and each of them, with full power of substitution to represent the undersigned and to vote all of the shares of Common Stock in Input/Output, Inc., a Delaware corporation (the "Company"), that the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held on June 11, 2003, and at any adjournment or postponement thereof (1) as hereinafter specified upon the proposals listed on the reverse side and as more particularly described in the Proxy Statement of the Company dated April 30, 2003 (the "Proxy Statement") and
(2) in their discretion upon such other matters as may properly come before the meeting.

ALL SHARES OF COMMON STOCK REPRESENTED HEREBY WILL BE VOTED AS SPECIFIED. IF NO SPECIFICATION IS MADE, SUCH SHARES WILL BE VOTED FOR THE NOMINEES LISTED IN PROPOSAL NO. 1 AND FOR PROPOSALS NO. 2 AND NO. 3.

PLEASE DATE, SIGN AND MAIL YOUR PROXY CARD IN THE ENVELOPE PROVIDED AS SOON AS POSSIBLE!